       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION April 25, 2001

                           REGISTRATION NO. 333-93733
 --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 4
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      Third Enterprise Service Group, Inc.
             (Exact name of registrant as specified in its charter)

      Florida                                  6770                           59-3651763

State or other jurisdiction of       PRIMARY STANDARD INDUSTRIAL    I.R.S. Employer Identification No.
incorporation or organization        CLASSIFICATION CODE NUMBER

                              2503 W. Gardner Ct.,
                                 Tampa, FL 33611
                                  813. 831-9348

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael T. Williams
                               2503 W. Gardner Ct.
                                 Tampa, FL 33611
                             TELEPHONE: 813.831.9348

(Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As promptly as practicable after this registration statement becomes effective and after the closing of the merger of the proposed merger described in this registration statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b, under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

        If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

        If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction
G, check the following box. *[ ]
   ------------------------
CALCULATION OF REGISTRATION FEE

Title of each                 Proposed        Proposed
 class of         Amount       maximum         maximum      Amount of
securities        to be     offering price    aggregate    registration
   to be        registered    per unit      offering price    fee
registered

Common          6,037,061        $0               $0          $100
Stock, par
Value - no

(1) Represents an estimate of the maximum number of shares of common stock of Registrant which may be issued to former holders of shares of common stock of Competitive Companies pursuant to the merger described herein.
(2) The registration fee has been calculated pursuant to Rule 457(f )(2), based upon $0 book value but the minimum fee at the original filing date.
                            ------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS
MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER
AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER
BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR
UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION,
ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------

PROSPECTUS/CONSENT SOLICITATION
                      Third Enterprise Service Group, Inc.
                        6,037,061 shares of common stock

Third Enterprise Service Group, Inc., a Florida corporation, to be referred to as
Third Enterprise Service Group in this prospectus/consent solicitation, and Competitive
Companies, Inc., a Nevada corporation, to be referred to as Competitive Companies in this prospectus/consent solicitation, have entered into a merger agreement. Third
Enterprise Service Group is a private company with no assets or operations originally formed to acquire a company such as Competitive Companies.

Third Enterprise Service Group has entered into an asset purchase agreement with
Huntington Telecommunications Partners, LP, a California limited partnership, to be referred to as Huntington Partners in this prospectus/consent solicitation, to acquire all their assets which consist of the equipment used in the operation of telephone and cable television systems. Both Third Enterprise Service Group and
Huntington Partners have approved the transaction. The asset purchase will close immediately following the closing of the merger.

Structuring the transaction as a reverse merger allows Third Enterprise Service
Group to register shares to be issued in the merger to shareholders of Competitive
Companies under the 1933 Act on Form S-4. This registration statement meets all of
Competitive Companies' business objectives for this transaction, including the requirement to issue registered securities to Huntington Partners as part of the asset purchase agreement. See Merger Transaction - Reasons for Recommending Approval of the Merger
at page 24.

Although there is no current market for the securities of Third Enterprise Service
Group or Competitive Companies, it is anticipated that a request will be made by an NASD market maker to have the securities of the surviving company qualified for quotation on the over the counter bulletin board following the closing of the merger.
Shareholders of Competitive Companies and partners of Huntington Partners should be aware, however, that a trading market for the shares of the surviving company may never develop, or if developed may not continue.

Competitive Companies has agreed to assume Third Enterprise Service Group's obligation for legal fees payable to Williams Law Group, P.A. for the preparation of this registration statement in the amount of 2.1% of the issued and outstanding shares following the merger.

Stockholders of Competitive Companies who do not vote for the merger have dissenters'
rights under Nevada law. These rights are described in detail beginning on page 28.

The merger presents risks. You should review Risk Factors beginning on page 15.

As provided in Nevada law, this prospectus/consent solicitation is being used to solicit written consents for the merger in lieu of a formal stockholders meeting, which will not be held.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the Third Enterprise Service Group common stock to be issued in the merger or if this prospectus/consent solicitation is truthful or complete.
Any representation to the contrary is a criminal offense.

The prospectus/consent solicitation is being sent to Competitive Companies stockholders on ____, 2001.

                        SOLICITATION OF WRITTEN CONSENTS

NOTICE IS HEREBY GIVEN to stockholders of Competitive Companies, Inc. that in accordance with the provisions of Nevada law, Competitive Companies stockholders are asked to consider and give Competitive Companies stockholders written consent to a proposal to approve:

        o   The merger agreement and plan of reorganization between Competitive
            Companies, a Nevada corporation, and Third Enterprise Service Group,
            Inc., a Florida corporation

        o   The articles of merger which will be filed with the offices of the secretary of state of the state of Nevada.

In the materials accompanying this notice, Competitive Companies stockholders will find a prospectus/consent solicitation relating to the merger proposal and a form of written consent. The prospectus/consent solicitation more fully describes the proposal and includes information about Third Enterprise Service Group and Competitive
Companies. Competitive Companies strongly urges its stockholders to read and consider carefully this document in its entirety.

Competitive Companies' board of directors has determined that the merger is fair to
Competitive Companies stockholders and in Competitive Companies stockholders best interests. Accordingly, the board of directors of Competitive Companies has unanimously approved the merger agreement and the board unanimously recommends that Competitive
Companies stockholders consent to the transaction.

Competitive Companies, Inc.

David Kline, II,
President

                                 WRITTEN CONSENT

If Competitive Companies stockholders want to give their consent and vote FOR the merger, please sign below and return to:

David Kline, II,
President
Competitive Companies, Inc.
3751 Merced Drive, Suite A
Riverside, CA  92503
Telephone:  909.687.6100

Stockholder #1 Signature

Print or Type Name

Stockholder#2 Signature

Print or Type Name

Number of Shares

All consents must be received no later than 60 days from the date this prospectus/consent solicitation is sent to stockholders. Written consents may be revoked at any time during prior to the expiration of this 60 day period. However, they are not revocable after written consents have been received from common stockholders owning more than
2,456,031 of Competitive Companies' issued and outstanding common stock, which is
50% of all issued and outstanding common stock of Competitive Companies.

Shareholders wishing to obtain information about the number of written consents received at any time may do so by calling or writing Mr. Kline at the telephone number or address listed above.

If Competitive Companies stockholders do not wish to give their consent to vote for the merger, they may do nothing.

Remember, however, that Competitive Companies stockholders must comply with the appropriate provisions of Nevada law to exercise dissenters rights. These rights are summarized in the prospectus/consent solicitation. The relevant Competitive
Companies statute is attached as an appendix to the prospectus/consent solicitation.

                                     SUMMARY

This summary provides a brief overview of the key aspects of this offering.

The Parties to the Merger

Third Enterprise Service Group, Inc.
2503 W. Gardner Ct.
Tampa, FL  33611
Telephone:  813/831-9348

Third Enterprise Service Group is a private Florida corporation formed in April
1999 with no assets or operations originally formed to acquire a private company such as Competitive Companies.

Competitive Companies, Inc.
Competitive Companies, Inc.
3751 Merced Drive, Suite A
Riverside, CA  92503
Telephone:  909.687.6100

Competitive Companies was incorporated under the laws of the state of Nevada in
March 1998. Competitive Companies has two wholly owned subsidiaries:

        o    Competitive Communications, Inc. was incorporated under the laws of the state of California in February 1996 and is the successor to Western
             Telephone & Television, which was founded as a sole proprietorship in 1985

        o    CCI Residential Services, Inc. was incorporated under the laws of the state of California in January 2000.

As a competitive local exchange carrier and long distance carrier, Competitive Companies provides local and long distance telephone services, and a PC lease-to-own program to residential and business customers. Competitive Companies owns and operates websites on the Internet and provides Internet service as a private label Internet service provider to both multi-tenant residential buildings and residential and business customers. Competitive Companies and its subsidiaries operations are co-located in Riverside, California, and approximately 80% of its customers are located in California.

Nothing on Competitive Companies websites is a part of this prospectus/consent solicitation.

Huntington Partners

Third Enterprise Service Group has entered into an asset purchase agreement with
Huntington Telecommunications Partners, LP, a California limited partnership. Both
Third Enterprise Service Group and Huntington Partners have approved the transaction.

Huntington Telecommunications Partners, LP, is a California limited partnership organized in February 1994 for the purpose of owning, operating and managing private telecommunications systems to provide local and long distance telephone services and features to tenants in four multi-family apartment properties and cable television services to tenants in two multi-family apartment properties. Currently Competitive

Companies provides telephone and cable services as well as administrative management to Huntington Partners. Competitive Companies has a net 5% interest in Huntington
Partners.

The asset purchase will close immediately after the merger.  A copy of the asset purchase agreement is filed as an exhibit to this registration statement.

Merger Matters

Competitive Companies is soliciting written consents for the merger with this prospectus/consent solicitation.

Each outstanding share of Competitive Companies common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of
Third Enterprise Service Group common stock. When the merger closes, Third Enterprise
Service Group will change its name to Competitive Companies and will be the surviving company.

The following table contains comparative share information for shareholders of Competitive
Companies, Huntington Partners and shareholders in Third Enterprise Service Group immediately after the closing of the merger.

                            The former shareholders     Huntington Partners     The current shareholders    Total
                            of Competitive Companies*                           of Third Enterprise
                                                                                Service Group

          Number            4,912,061                   1,000,000               125,000                     6,037,061

          Percentage        81.3%                       16.6%                   2.1%                        100%

*This excludes stock options that are currently exercisable but have not been exercised.
If they were exercised, there would be an aggregate of an additional 2,043,000 shares outstanding.

        o   The boards of directors of Third Enterprise Service Group. and Competitive
            Companies recommend approving the merger.

        o   The boards of directors of Third Enterprise Service Group and Competitive
            Companies each believe that the merger is fair and in the best interest of their shareholders.

        o   The board of directors of Competitive Companies has not obtained an opinion from an independent advisor that the Third Enterprise Service
            Group's shares to be receive by Competitive Companies stockholders is fair from a financial point of view to Competitive Companies stockholders.

        o   Until either the merger agreement is terminated or the merger closed, both parties have agreed not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, their business or the shares of their capital stock.

Selected Historical Financial Information

The following selected historical financial information of Competitive Companies and Huntington Partners and Third Enterprise Service Group has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus/consent solicitation.

                              COMPETITIVE COMPANIES
                    SELECTED HISTORICAL FINANCIAL INFORMATION

                                                       Year Ended          Year Ended
                                                      December 31,         December 31,
                                                          2000                 1999
    Statement of operations data:
     Revenues                                         $  1,555,799         $  1,452,489
       Operating Expenses                                1,580,159           17,102,037
       Loss from Operations                                (24,360)         (15,649,548)
       Other Income (expense)                              (50,206)             (77,343)
       Loss before taxes                                   (74,566)         (15,726,891)
       Income tax expense                                        0                    0
       Net loss                                            (74,566)         (15,726,891)
    Common Share Data:
       Net loss per share                                    (0.02)               (3.82)
       Book value                                     $       0.11         $       0.11
       Weighted average common
         shares outstanding                              4,875,000            4,118,000
       Period end shares outstanding                     4,875,000            4,852,061
    Balance Sheet Data:
       Total assets                                   $  1,122,588
       Working Capital                                     240,441
       Shareholders' Equity                           $    533,911

                               HUNTINGTON PARTNERS
                    SELECTED HISTORICAL FINANCIAL INFORMATION

                                                       Year Ended              Year Ended
                                                      December 31,            December 31,
                                                          2000                    1999

   Statement of operations data:
    Revenues                                       $    549,857            $    715,063
     Operating Expenses                                 648,025                 755,243
     Loss from Operations                               (98,168)                (40,180)
     Other Income (expense)                                   0                       0
     Loss before taxes                                  (98,168)                (40,180)
     Income tax expense                                       0                       0
     Net loss                                           (98,168)                (40,180)
    Common Share Data:
     Net loss per share*                                  (0.09)                  (0.04)
     Book value*                                   $       0.18            $       0.28
     Weighted average common shares
        Outstanding*                                  1,000,000               1,000,000
     Period end shares outstanding *                  1,000,000               1,000,000
    Balance Sheet Data:
     Total assets                                  $    244,536
     Working Capital                                     72,151
     Shareholders' Equity                          $    244,536

* Assumes that 1,000,000 shares are outstanding as if the merger occurred.

                         THIRD ENTERPRISE SERVICE GROUP
                    SELECTED HISTORICAL FINANCIAL INFORMATION

                                                           April 6, 1999
                                                              (date of
                                    Year Ended           incorporation) to
                                   December 31,             December 31,
                                       2000                     1999
    Sales                          $         0            $           0
    Net loss                             7,079                    3,079
    Net loss per share                    0.00                     0.00
    Total assets                             0
    Total liabilities                        0
    Equity                                   0

                  COMPETETIVE COMPANIES AND HUNTINGTON PARTNERS
                       AND THIRD ENTERPRISE SERVICE GROUP
                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

The following unaudited pro forma combined condensed financial statements have been prepared by the management of Competitive Companies from its historical consolidated financial statements and the historical financial statements of Huntington Partners and Third Enterprise Service Group which are included in this Form S-4. The unaudited pro forma combined Condensed statements of operations reflect adjustments as if the transactions had occurred on January 1, 1999. The unaudited pro forma combined condensed balance sheet reflects adjustments as if the transactions had occurred on December
31, 2000. See "Note 1 - Basis of Presentation." The pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that management believes are reasonable in the circumstances.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of what the financial position or results of operations actually would have been if the transaction had occurred on the applicable dates indicated. Moreover, they are not intended to be indicative of future results of operations or financial position. The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of the Competitive Companies and Huntington Partners and Third Enterprise Service Group
and related notes thereto which are included in this form S-4.

                                       10

                  COMPETETIVE COMPANIES AND HUNTINGTON PARTNERS
                       AND THIRD ENTERPRISE SERVICE GROUP
                        COMBINED CONDENSED BALANCE SHEET
                                DECEMBER 31, 2000
                                   (Unaudited)

                                                                 Huntington
                                               Competitive    Telecommunications   Third Enterprise
ASSETS                                        Companies, Inc.   Partners, L.P.    Service Group, Inc.   Adjustments     Totals

CURRENT ASSETS:
  Cash and Cash Equivalents                    $ 230,298           $ 38,321           $       -                -    $   268,619
  Receivables:
    Accounts, net of allowance for doubtful
     accounts of $66,019 an $65,700,
     respectively                                195,238             68,937                   -                         264,175
      Affiliate                                        -             61,334                   -   b      (61,334)             -
    Prepaid expenses and other current assets      4,202                  -                   -                           4,202
      Total current assets                       429,738            168,592                   -          (61,334)       536,996

PROPERTY AND EQUIPMENT - NET                     561,609             80,342                   -                         641,951

OTHER ASSETS                                      66,346                  -                   -                          66,346

TOTAL                                        $ 1,057,693          $ 248,934           $       -          (61,334)   $ 1,245,293
                                             ============       ==============      ================   ==========  ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                            $ 79,403           $ 45,225           $     750                     $   125,378
    Due to Affiliate                              61,334                  -                   -   b      (61,334)             -
    Current maturities of long-term debt          65,319                  -                   -                          65,319
    Current maturities of capital lease
     obligation                                   83,129                  -                   -                          83,129
    Accrued and other liabilities                 18,233                  -                   -                          18,233
      Total current liabilities                  307,418             45,225                 750          (61,334)       292,059

    LONG-TERM DEBT (net of current maturities)   290,425                  -                   -                         290,425

    CAPITAL LEASE OBLIGATIONS (net of current
        maturities)                               14,197                  -                   -                          14,197
      Total liabilities                          612,040             45,225                 750          (61,334)       596,681

    COMMITMENTS AND CONTINGENCIES

    STOCKHOLDERS' EQUITY
    Class A convertible preferred stock            4,000                  -                   -                           4,000
    Class A common stock                           4,912                  -                   -   A        1,125          6,037
    Additional paid-in capital                16,702,161          1,037,500               7,079   A       (1,125)    17,745,615
    Deficit                                  (16,265,420)          (833,791)             (7,829)                    (17,107,040)
    Subscriptions receivable                           -                  -                   -                               -
      Total stockholders' equity                 445,653            203,709                (750)               -        648,612

TOTAL                                        $ 1,057,693          $ 248,934           $       -          (61,334)  $  1,245,293
                                             ============       ==============      ================   ==========  ============

                                       11

                  COMPETETIVE COMPANIES AND HUNTINGTON PARTNERS
                       AND THIRD ENTERPRISE SERVICE GROUP
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                   (Unaudited)

                                                                 Huntington
                                               Competitive    Telecommunications   Third Enterprise
                                              Companies, Inc.   Partners, L.P.    Service Group, Inc.   Adjustments     Totals

REVENUES                                      $ 1,555,799        $ 708,088            $      -  b        $(315,000)      $ 1,948,887

COSTS OF REVENUES                               1,094,392          554,904                   -  b         (315,000)        1,334,296

GROSS PROFIT                                      461,407          153,184                   -                    -          614,591

OTHER OPERATING EXPENSES:
     Stock based compensation expense              60,000                -                   -                    -           60,000
     Depreciation                                 102,407          100,357                   -                    -          202,764
     Employee compensation                        228,427                -                   -                    -          228,427
     Occupancy                                     27,501                -                   -                    -           27,501
     Professional fees                             95,444                -                   -                    -           95,444
     Provision for bad debts                       40,183            6,082                   -                    -           46,265
     General and Administrative                    41,991          120,545               4,750                    -          167,286
       Total other operating expense              595,953          226,984               4,750                    -          827,687

LOSS FROM OPERATIONS                             (134,546)         (73,800)             (4,750)                   -         (213,096)

OTHER INCOME (EXPENSE):
     Other income                                       -                -                   -                    -                -
     Interest expense                              50,206                -                   -                    -           50,206
       Total other expense-net                     50,206                -                   -                    -           50,206

NET LOSS                                       $ (184,752)       $ (73,800)           $ (4,750)           $       -       $ (263,302)
                                              ==============   ==============        ============        =============   =============

NET LOSS PER SHARE
Basic and diluted                              $    (0.04)                                                                $    (0.04)
                                              ==============                                                             =============
Weighted average number of
shares - basic and diluted                      4,912,061                                                                  6,037,061
                                              ==============                                                             =============

                  COMPETETIVE COMPANIES AND HUNTINGTON PARTNERS
                       AND THIRD ENTERPRISE SERVICE GROUP
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (Unaudited)

                                                                 Huntington
                                               Competitive    Telecommunications   Third Enterprise
                                              Companies, Inc.   Partners, L.P.    Service Group, Inc.   Adjustments     Totals

REVENUES                                       $ 1,452,489       $ 715,063            $      -  b      $ (350,000)     $ 1,817,552

COSTS OF REVENUES                                1,095,455         515,216                   - b         (350,000)       1,260,671

GROSS PROFIT                                       357,034         199,847                   -                  -          556,881

OTHER OPERATING EXPENSES:
     Stock based compensation expense           15,443,277               -                   -                  -       15,443,277
     Depreciation                                   88,781          99,907                   -                  -          188,688
     Employee compensation                         145,974               -                   -                  -          145,974
     Occupancy                                      28,803               -                   -                  -           28,803
     Professional fees                              66,501               -                   -                  -           66,501
     Provision for bad debts                        23,282          14,520                   -                  -           37,802
     General and Administrative                    209,964         125,600               3,079                  -          338,643
       Total other operating expense            16,006,582         240,027               3,079                  -       16,249,688

LOSS FROM OPERATIONS                           (15,649,548)        (40,180)             (3,079)                 -      (15,692,807)

OTHER INCOME (EXPENSE):
     Other income                                        -               -                   -                  -                -
     Interest expense                               77,343               -                   -                  -           77,343
       Total other expense-net                      77,343               -                   -                  -           77,343

NET LOSS                                     $ (15,726,891)      $ (40,180)           $ (3,079)        $        -     $(15,770,150)
                                             ===============    =============         ==========       ===========   =============

NET LOSS PER SHARE
Basic and diluted                            $       (3.82)                                                           $      (3.01)
                                             ===============                                                         =============
Weighted average number of
shares - basic and diluted                       4,118,000                                                               5,243,000
                                             ===============                                                         =============

                                       13

                  COMPETETIVE COMPANIES AND HUNTINGTON PARTNERS
                       AND THIRD ENTERPRISE SERVICE GROUP
                          NOTES TO UNAUDITED PRO FORMA
                     COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

1.   BASIS OF PRESENTATION

The accompanying unaudited pro forma combined condensed statements of operations present the historical results of operations of the Competitive Companies and Huntington
Partners and Third Enterprise Service Group for the years ended December 31, 2000 and 1999 with pro forma adjustments as if the transaction had taken place on January 1, 1999.
The unaudited pro forma combined condensed statement of operations for the years ended
December 31, 2000 and 1999, is presented using the combined historical results for the year then ended. The unaudited pro forma combined condensed balance sheet presents the historical balance sheets of as of December 31, 2000, with pro forma adjustments as if the transaction had been consummated as of December 31, 2000 in a transaction accounted for as a purchase in accordance with generally accepted accounting principles.

Certain reclassifications have been made to the historical financial Statements to conform to the pro forma combined condensed financial statement presentation.

2.   PRO FORMA ADJUSTMENTS

     The following adjustments give pro forma effect to the transaction:

     (a)  To record issuance of 1 million shares for net assets of Huntington and 125,000 shares to shareholders of Third Enterprise Service Group.

     (b)  To eliminate inter-company transactions.

                                       14

                                  RISK FACTORS

Competitive Companies

Competitive Companies has never been and may never be profitable. Competitive Companies has experienced losses, including a loss of $ 184,752 for the year ended December 31, 2000.

Since its inception, Competitive Companies has incurred losses. As of December
31, 2000 Competitive Companies had an accumulated deficit of $16,265,420. Competitive
Companies expects to continue to incur losses until Competitive Companies is able to increase revenues from sales of its telecommunications products and services.
Its operating expenses are expected to continue to increase significantly in connection with its proposed expanded activities, especially in the areas of telecommunication services for multi-dwelling unit complexes since they require significant initial investment in on-site switching equipment. Competitive Companies cannot be certain that it will be able to accurately predict its revenues, particularly in light of the general uncertainty and intense competition for the sale of telecommunications products and services.  Accordingly, its future profitability will depend on its ability to increase its revenues while controlling costs.

Competitive Companies needs but has no current source for additional capital to expand its business and increase revenue.

Competitive Companies will need additional capital to fund capital expenditures, working capital, debt service and cash flow deficits during the period in which
Competitive Companies is expanding and developing its business and deploying its networks, services and systems. However, it has no sources identified to provide this funding.

Competitive Companies estimates, based on its current business plan, that approximately
$15 million of capital will be necessary to fund the deployment and operation of its planned networks in initial markets during 2001 and 2002 to the point at which operating cash flow from a market will be sufficient to fund operating and capital expenditures. This amount includes capital expenditures, working capital and cash flow deficits, but excludes debt service.

Competitive Companies may not be able to provide its services if it does not interconnect or continue to interconnect with the incumbent local exchange carriers, its primary competitors.

Incumbent local exchange carriers are established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. Many new carriers, including Competitive Companies, have experienced difficulties in working with the incumbent local exchange carriers with respect to initiating, interconnecting, and implementing the systems used by these new carriers to order and receive unbundled network elements and wholesale services and locating the new carriers' equipment in the offices of the incumbent local exchange carriers.

As a new carrier, Competitive Companies must coordinate with incumbent local exchange carriers so that Competitive Companies can provide local service to customers on a timely and competitive basis. The Telecommunications Act created incentives for regional Bell operating companies to cooperate with new carriers and permit access to their facilities by denying such companies the ability to provide in-region long distance services until they have satisfied statutory conditions designed to open their local markets to competition. The regional Bell operating companies in its markets are not yet permitted by the FCC to offer long distance services. These companies may not be accommodating once they are permitted to offer long distance service.

                                       15

If Competitive Companies cannot obtain the cooperation of a regional Bell operating company in a region, whether or not it has been authorized to offer long distance service, its ability to offer local services in such region on a timely and cost-effective basis will be harmed.

If Competitive Companies does not maintain peering arrangements with Internet service providers, the profitability of its Internet access services will suffer.

In the past, major Internet service providers routinely exchanged traffic with other
Internet service providers that met technical criteria on a peering basis, meaning that each Internet service provider accepted traffic routed to Internet addresses on their system from their peers on a reciprocal basis, without payment of compensation.
However, since 1997 UUNET Technologies, Inc., the largest Internet service provider, has been greatly restricting the use of peering arrangements with other providers and has been imposing charges for accepting traffic from providers other than its peers. Other major Internet service providers have adopted similar policies.

Competitive Companies  has peering arrangements through its wholesale Internet service provider, but may not be able to maintain peer status with any of the major nationwide Internet service providers in the future, or ensure that Competitive
Companies will in the future be able to terminate traffic on Internet service providers' networks at favorable prices. The profitability of its Internet access services, and related services such as Web site hosting, could be harmed if Competitive
Companies is unable to continue to maintain peering arrangements with Internet service providers.

Competitive Companies must establish and maintain effective resale agreements for long distance services.

As part of its one-stop shopping offering of bundled telecommunications services to its customers, Competitive Companies offers long distance services. Competitive
Companies has relied and will continue to rely on other carriers to provide transmission and termination services for all of its long distance traffic. Competitive Companies will continue to enter into resale agreements with long distance carriers to provide it with transmission services. Such agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments.
Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling pattern and traffic levels of its future customers. If Competitive Companies fails to meet its minimum volume commitments, Competitive Companies may be obligated to pay underutilization charges;
and if Competitive Companies underestimates its need for transmission capacity,
Competitive Companies may be required to obtain capacity through more expensive means.

Minority stockholders may be unable to influence Competitive Companies' activities because its management has significant control over stockholder matters.

Competitive Companies' officers and directors and their affiliates control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to its certificate of incorporation and approval of significant corporate transactions. These persons will beneficially own, in the aggregate, approximately 52.1% of its outstanding common stock. This consolidation of voting power could have the effect of delaying, deterring or preventing a change in control of Competitive Companies that might be beneficial to other stockholders.

Competitive Companies must retain and recruit key personnel. If it doesn't, its revenues may be reduced if it cannot recruit or lose these key employees.

                                       16

Competitive Companies' business is dependent on the services of Messrs. Halstead and Bower. The loss of these members of its senior management or other key technical, customer support, revenues and marketing personnel, particularly if lost to competitors, could harm its business. Competitive Companies maintains no key man insurance.

Competitive Companies' success depends upon its ability to attract and retain highly skilled management and other personnel. Competition for highly skilled employees with technical, management, marketing, revenues, product development and other specialized training is intense and Competitive Companies may not be successful in attracting and retaining these kinds of personnel. In addition, it may experience increased costs in order to attract and retain skilled employees.

Shareholders of the surviving company after the merger may not be able to sell their securities for a price they want if stockholders of the surviving company sell a large number of their shares.

After the merger, approximately 120 non-insider stockholders will own an aggregate of 3,478,461 shares of the total 6,037,061shares outstanding. There will be no restrictions on the resale of 2,684,361 of these shares after the merger. 794,100 shares are subject to a lock up agreement providing that they may not be resold for one year from the date the surviving company's shares are qualified for quotation on the over the counter bulletin board. The remaining shares may be sold, subject to resale restrictions imposed under separate contract or Rule 144 or 145. A sale of shares by existing Competitive Companies security holders, whether under Rule 144 or 145 or otherwise, may have a depressing effect upon the price of its common stock in any market that might develop after the merger.

Rules 144 and 145generally provides that a person owning shares subject to the Rule who has satisfied or is not subject to a one year holding period for the restricted securities may sell, within any three month period, provided it is current in its reporting obligations under the 1934 Act and subject to certain manner of resale provisions, an amount of restricted securities which does not exceed 1% of a company's outstanding common stock.

                               MERGER TRANSACTION

Stockholders of Competitive Companies should be aware that:

        o   There will be no stockholders' meeting. Instead, as provided under the laws of Nevada, the merger will be voted upon by shareholders of Competitive
            Companies giving or withholding their written consent to the transaction.

        o   This prospectus/consent solicitation will be used to solicit written consents of Competitive Companies stockholders. As such, it will meet the requirements of Nevada law concerning information that must be sent to Competitive Companies' stockholders who have a right to vote on the merger.

                o   All consents must be received no later than 60 days from the date this prospectus/consent solicitation is sent to stockholders. They should be sent to the address set forth in the form of written consent set forth on page 3.

                                       17

                o   Written consents may be revoked at any time during prior to the expiration of this 60 day period. However, they are not revocable after written consents have been received from common stockholders owning more than 2,456,031 of Competitive Companies'
                    issued and outstanding common stock, which is 50% of all issued and outstanding common stock of Competitive Companies.

                o   Shareholders wishing to obtain information about the number of written consents received at any time may do so by calling or writing Mr. Kline at the telephone number or address listed in the summary section above.

                o   There are 4,912,061 shares of Competitive Companies common stock outstanding as of the date this prospectus/consent solicitation is being sent to its stockholders. Each of its stockholders is entitled to one vote for each share of common stock held.

                o   A majority vote of the common stockholders is required to approve the merger. If the majority doesn't give its consent, the merger will not close.

                o   Written consents will be counted by the board of Competitive
                    Companies. If a Competitive Companies shareholder does not return a written consent, the shareholder's shares will not count as a vote or be used in determining whether consents from Competitive
                    Companies stockholders owning the more than 50% of its issued and outstanding common stock necessary to approve the merger have been received.

        o   Dissenters' rights of appraisal exist and are more fully described on page 28.

        o   There is no material interest, direct or indirect, by security holdings or otherwise, of affiliates of Competitive Companies in the proposed merger.

        o   The boards of directors of Third Enterprise Service Group and Competitive
            Companies recommend approving the merger.

        o   The boards of directors of Third Enterprise Service Group and Competitive
            Companies each believe that the merger is fair and in the best interest of their stockholders.

        o   The board of directors of Competitive Companies has not obtained an opinion from an independent advisor that the Third Enterprise Service
            Group shares to be received by Competitive Companies stockholders is fair from a financial point of view to Competitive Companies stockholders.

Merger Agreement

The merger agreement provides each outstanding share of Competitive Companies common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Third Enterprise Service Group common stock. The following table contains comparative share information for stockholders of Competitive Companies and Third Enterprise Service Group immediately after the closing of the merger, giving effect to the shares to be issued to Huntington Partners under the asset purchase agreement.

                                       18

                            The former shareholders     Huntington Partners     The current shareholders    Total
                            of Competitive Companies*                           of Third Enterprise
                                                                                Service Group

          Number            4,912,061                   1,000,000               125,000                     6,037,061

          Percentage        81.3%                       16.6%                   2.1%                        100%

*This excludes stock options that are currently exercisable but have not been exercised. If they were exercised, there would be an aggregate of an additional 2,043,000 shares outstanding.

Election of Officers and Directors

The agreement provides that at the closing of the merger, Third Enterprise Service
Group will elect new officers and a new board of directors to consist of the current officers and current directors of Competitive Companies.

Reincorporation

Prior to the merger, Third Enterprise Service Group will change its state of incorporation, articles and bylaws to be the same as those of Competitive Companies.

Options

The merger agreement provides that at the closing of the merger, Third Enterprise
Service Group will agree to issue an option having the same terms and conditions as the following options that exist with respect to Competitive Companies, as further described on page 68.

Preferred Stock

The merger agreement provides that at the closing of the merger, Third Enterprise
Service Group will issue 4,000,000 Series A preferred stock and 2,500,436 shares of Series B preferred stock on a one share for one share basis with existing preferred stockholders of Competitive Companies. These shares will not be registered for resale and will be issued in reliance on the exemption from registration set forth in section
4(2) of the 1933 Act in that, among other reasons, all holders of these shares were either insiders or had already made an investment decision to own common stock of
Competitive Companies.

Conditions to Closing

        o   The merger will not be closed unless the following conditions are met or waived:

                o   No material adverse change has occurred subsequent to the date of the last financial information in the registration statement in the financial position, results of operations, assets, liabilities or prospects of either company

                o   This registration statement is effective under the Securities Act.

                o   The merger qualifies as a tax-free reorganization under Section
                    368 of the code.

                                       19

                o   No litigation seeking to enjoin the merger or to obtain damages is be pending or threatened.

Termination

        o   The merger agreement may be terminated as follows:

                o   If the closing has not occurred by any date as mutually agreed upon by the parties, any of the parties may terminate at any time after that date by giving written notice of termination to the other parties. No party may terminate if it has willfully or materially breached any of the terms and conditions of the agreement.

                o   Prior to the mutually agreed closing date, either party may terminate

                        |X|      Following the insolvency or bankruptcy of the other.
                        |X|      If any one or more of the conditions to closing
                                 is not capable of fulfillment.

As Third Enterprise Service Group goes through the due diligence and filing process, facts and circumstances not known to it when it started the process leading to closing the merger may come to light that make proceeding with the transaction inadvisable in the opinion of Third Enterprise Service Group. If this occurs or if Competitive
Companies cancels the agreement after paying the first installment of the merger fee, all fees previously received by Third Enterprise Service Group will be retained.

Exclusivity

Until either the merger agreement is terminated or the merger closed, Competitive
Companies has agreed not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business of Competitive Companies or the shares of capital stock of Competitive
Companies.

Similarly, until either the merger agreement is terminated or the merger closed,
Third Enterprise Service Group has agreed not to make any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business or the shares of capital stock of any other company.

Other Matters

The agreement provides that none of the shares of Third Enterprise Service Group common stock outstanding prior to the closing of the merger will be converted or otherwise modified in the merger and all of the shares of Third Enterprise Service
Group will be outstanding capital stock of Third Enterprise Service Group after the closing of the merger.

The agreement provides that the merger will be consummated promptly after this prospectus/
consent solicitation is declared effective by the SEC and upon the satisfaction or waiver of all of the conditions to the closing of the merger. The merger will become effective on the date and time a properly executed articles of merger are filed with the offices of the secretary of state of Nevada. Thereafter, Competitive Companies will cease to exist and Third Enterprise Service Group will be the surviving company in the merger.

                                       20

The merger agreement is filed as an exhibit to and is incorporated by reference into this registration statement.

Comparison of the percentage of outstanding shares entitled to vote held by directors, executive officers and their affiliates and the vote required for approval of the merger

All of Third Enterprise Service Group's shares are held by its law firm. A majority vote of the issued and outstanding shares is required to approve the merger. The stockholder owning all of Third Enterprise Service Group's common stock has executed a written consent voting to approve the merger. No further consent of the stockholder of Third Enterprise Service Group is necessary to approve the merger under the laws of the state of Florida.

Approximately 52.1% of Competitive Companies' shares of common stock are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares of common stock is required to approve the merger. Assuming consents are secured from stockholders owning more than 50% of the common stock of Competitive Companies, stockholders who did not consent to the merger will, by otherwise complying with Competitive Companies corporate law, be entitled to dissenters'
rights with respect to the proposed merger. No consents will be solicited or accepted until after the effective date of this prospectus/consent solicitation. Based upon the ownership of more than 50% of Competitive Companies common stock by officers, directors and affiliates, it appears that a favorable vote is assured. However, none of these individuals or entities has given any consent to the transaction that would meet the requirements of Nevada's laws and they do not intend make a decision until after this registration statement has been declared effective. However, if they do so, no further written consents of non-management stockholders will be necessary to approve the merger. No consent of the Class A or Class B preferred stockholders is necessary to approve the merger.

Bulletin board quotation

There is no current market for the securities of Third Enterprise Service Group or
Competitive Companies. It is anticipated that a request will be made by an NASD market maker to have the securities of the surviving company qualified for quotation on the over the counter bulletin board following the closing of the merger and issuance of securities under this registration statement. Shareholders of Competitive Companies should be aware, however, that a trading market may never develop, or if developed may not continue.

At all times after this registration statement is declared effective, the surviving company must remain current in its continuing reporting requirements under the 1934
Act in order not to lose the qualification to have its securities quoted. Further, the surviving company must become a mandatory reporting company in years subsequent to the year this registration statement becomes effective in order not to lose the qualification to have its securities quoted. It intends to do so by filing a companion registration statement on Form 8-A.

Bulletin board vs. Nasdaq

The bulletin board operates under different rules and in a manner different and generally less efficient and effective than Nasdaq which means that stockholders of Competitive Companies may have greater difficulty in selling their shares when they want and for the price they want after the merger.

                                       21

The over-the-counter bulletin board is separate and distinct from the Nasdaq stock market. Nasdaq has no business relationship with issuers of securities quoted on the over-the-counter bulletin board. The SEC's order handling rules, which apply to Nasdaq-listed securities don't apply to securities quoted on the bulletin board.

Although the Nasdaq stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the over-the-counter bulletin board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application and is
 .obligated to comply with keeping information about the issuer in its files. The
NASD cannot deny an application by a market maker to quote the stock of a company.
The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Trading activity in general is not conducted as efficiently and effectively as with
Nasdaq-listed securities. For bulletin board securities, there only has to be one market maker. Investors must contact a broker dealer to trade bulletin board securities.
Investors do not have direct access to the bulletin board service.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

Penny stock rules

It will be more difficult for shareholders of the surviving company to sell their shares if its stock trades on the bulletin board after the merger and is subject to penny stock rules. Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the SEC. These requirements may have the effect of reducing the level of trading activity in Competitive Companies'
stock after the merger if trading commences.

Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.
The broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

                                       22

Shares available for resale

After the merger, the following shares of stock of the surviving company may be resold by the following shareholders in the following manner:

        o   After the merger, 120 former shareholders of Competitive Companies will own an aggregate of 25.8% non-restricted shares. These non-insiders are not subject to the restrictions of Rule 145, and all of these non-insider shares may be sold immediately.

        o   After the merger, 4 of Competitive Companies' principal executive officers and other insiders will own an aggregate of 42.4% restricted shares.
            These shares may only be sold in compliance with Rule 145.

        o   Current shareholder of Third Enterprise Service Group will own 125,000 non-restricted shares as the shares will be issued after the effective date of this registration statement but before the closing of the merger.

Rules 144 and 145 generally provide that a person owning shares subject to the Rules who has satisfied or is not subject to a one year holding period for the restricted securities may, subject to certain manner of resale, reporting and other provisions, sell an amount of restricted securities which does not exceed 1% of a company's outstanding common stock within any three month period.

Contacts between the Parties

In November, 1998, Mr. Michael Godfree, director of Competitive Companies, entered into discussions with Mr. Michael T. Williams, Third Enterprise Service Group's
president. Mr. Godfree located Mr. Williams through the internet. Mr. Williams had no previous relationship with Competitive Companies or any of its officers and directors.
At Mr. Godfree's request, Mr. Williams spoke with Mr. Halstead, Competitive Companies'
chief financial officer shortly thereafter.

In February 1999, Mr. Williams visited Competitive Companies' offices in California.
Thereafter, there were various conversations about the transaction structure among
Mr. Williams and the officers and directors of Competitive Companies.

Mr. Godfree and Mr. Halstead indicated that Competitive Companies wanted to go public through a reverse merger and was looking for a suitable shell company. At the time of the initial discussions, Competitive Companies had the following business objectives it hoped to accomplish through this process:

        o   To satisfy the prerequisites for having its securities qualified for quotation on the over the counter bulletin board.

        o   To facilitate resale of securities by its non-insider shareholders.

        o   To eliminate inequality among non-insider shareholders of Competitive
            Companies with respect to the restrictions on resale to which they would have been subject if they didn't receive registered shares in this transaction.

                                       23

Mr. Williams told Messrs. Godfree and Halstead that his law firm, Williams Law Group, represented shell companies that could meet Competitive Companies' business objectives.
These objectives would be met by having one of the shell companies his firm represented prepare, file and clear with the SEC a registration statement under the 1933 Act.
Because the transaction structure involved a reverse merger, the shell company would make this filing utilizing 1933 Act Form S-4 to meet Competitive Companies' objectives.

He indicated that his firm would represent the shell company and not Competitive
Companies in the transaction. Further, as a condition of the merger, Competitive
Companies would have to in effect reimburse the shell company for his firm's legal fees in connection with the preparation and filing of the registration statement.
This fee is 2.1% of the issued and outstanding stock following the closing of the merger. He indicated his firm would charge this fee regardless of which registration statement under the 1933 Act were ultimately used to meet Competitive Companies'
business objectives.

Subsequent to the decision to proceed with the transaction, Third Enterprise Service
Group in conjunction with Competitive Companies reached an agreement with Huntington
Partners to acquire all their assets. This agreement required that shares issued in the merger be registered upon the appropriate 1933 Act form, which in this case was the S-4 registration statement that had already been agreed upon by the parties.

Reasons for Recommending Approval of the Merger

Both the board of directors of Third Enterprise Service Group and Competitive Companies
have recommended approving the merger. Neither of the boards of directors of Third
Enterprise Service Group or Competitive Companies requested or received, or will receive, an opinion of an independent investment banker as to whether the merger is fair, from a financial point of view, to Third Enterprise Service Group and its shareholders or Competitive Companies and its shareholders.

In considering the merger, the Third Enterprise Service Group board took note of the fact that Competitive Companies met its acquisition candidate profile in that it was a private company that had already determined to go public through merger with a shell when it first contacted Third Enterprise Service Group. In addition, the board noted Competitive Companies could produce audited financial statements and other information necessary for the filing of this registration statement and had agreed to reimburse Third Enterprise Service Group for legal fees it had agreed to pay in connection with the preparation of this registration statement. Accordingly, the Third Enterprise Service Group board determined that the merger proposal was fair to, and in the best interests of, Third Enterprise Service Group and the Third
Enterprise Service Group's shareholder. Mr. Williams is the officer and director of Third Enterprise Service Group and he and his law firm have an interest in the merger as described below.

The Competitive Companies board recommended approving the merger because it is part of a transaction structure that would meet Competitive Companies' business objectives in the transaction as described above. This transaction meets these objectives in that:

        o   The filing of a registration statement under the 1933 Act is necessary to meet all of its business objectives. Structuring the transaction as a reverse merger allows Third Enterprise Service Group to register shares to be issued to shareholders of Competitive Companies under the 1933
            Act on Form S-4.

                                       24

        o   It makes the surviving company an SEC reporting company, a prerequisite to having its securities qualified for quotation on the over the counter bulletin board.
        o   It meets the requirement of the Huntington Partners  asset purchase agreement to issue shares not subject to resale restrictions  of Rule 144.
        o   It facilitates the ability of non-insider shareholders of Competitive
            Companies who currently hold restricted securities to resell their securities because after the merger closes they will own registered securities that are not subject to the resale restrictions of Rule 144.

                o   This allows all these non-insider shareholders currently holding unregistered, restricted securities to be able to resell their shares without having to bear the cost and administrative burden imposed by the resale restrictions of Rule 144 if they continued to hold unregistered, restricted securities.

                o   At the same time, it eliminates inequalities among non-insider shareholders of Competitive Companies with respect to differing resale restrictions on their unregistered, restricted securities under Rule 144 that currently exist because they had held these securities for differing periods of time.

Competitive Companies selected Williams Law Group to be the firm to prepare the required
1933 Act filing. The board noted that Williams Law Group's fees in the form of shares retained would be the same if the transaction were structured to involve the filing of a 1933 Act registration statement on a form other than S-4.

Accordingly, the board concluded the transaction was fair and in the best interests of Competitive Companies' shareholders in that:

        o   The merger allowed Third Enterprise Service Group to file a 1933 Act registration statement on Form S-4.
        o   This 1933 Act filing met Competitive Companies' business objectives in the transaction.
        o   Having made the decision to utilize the services of Williams Law Group to prepare the required filing, the cost of the transaction would be the same regardless of which form of 1933 Act registration statement were utilized.

Therefore, the board recommended Competitive Companies' shareholders approve the merger.

Interests of Certain Persons in the Merger

Upon the closing of the merger, the current directors and executive officers of
Competitive Companies will become the directors and executive officers of the surviving company.

Competitive Companies has agreed to assume Third Enterprise Service Group's obligation for legal fees payable to Williams Law Group, P.A. for the preparation of this registration statement in the amount of 2.1% of the issued and outstanding shares following the merger. Accordingly, Competitive Companies will issue Williams Law Group 125,000 shares upon effectiveness of this registration statement. Simultaneously, the shares of Third Enterprise Service Group that were originally issued to Williams Law Group for aggregate consideration of $79 upon formation of Third Enterprise Service Group will be redeemed for an aggregate of $79. The ultimate value of these shares, if any, depends upon whether, if ever, they can be resold and for what price they can be sold.

                                       25

Indemnification of Officers and Directors

Third Enterprise Service Group's director is bound by the general standards for directors provisions in Florida law. These provisions allow him in making decisions to consider any factors as he deems relevant, including Third Enterprise Service
Group's long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or Third Enterprise Service
Group's customers, the community in which Third Enterprise Service Group operates and the economy. Florida state law limits Third Enterprise Service Group's director's liability.

Third Enterprise Service Group has agreed to indemnify its director, meaning that it will pay for damages he incurs for properly acting as director.

Nevada state law limits Competitive Companies' officers' and directors' liability.
Competitive Companies has agreed to indemnify its officers and directors, meaning that it will pay for damages they incur for properly acting as officer or director.
Under Nevada law, an officer and director may be indemnified if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the
Securities and Exchange Commission such indemnification is against the public policy and is therefore unenforceable.

Material Federal Income Tax Consequences

This discussion summarizes the tax opinion given by Williams Law Group, P.A., counsel to Third Enterprise Service Group, that the merger will constitute a tax-free reorganization under the section of the internal revenue code dealing with the tax consequences of mergers and reorganizations.

This opinion is based on existing provisions of the Internal Revenue Code of 1986, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change in these laws, rules and regulations, which may or may not be retroactive, could alter the tax consequences to the Competitive Companies stockholders as set forth in the opinion.

Williams Law Group has addressed this opinion to most of the typical common stockholders
Competitive Companies. However, some special categories of stockholders listed below will have special tax considerations that need to be addressed by their individual tax advisors:

        o   Dealers in securities
        o   Banks
        o   Insurance companies
        o   Foreign persons
        o   Tax-exempt entities

                                       26

        o   Taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction
        o   Taxpayers who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions

It does not address the tax consequences of the merger under foreign, state or local tax laws.

Williams Law Group strongly urges Competitive Companies stockholders to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

Neither Third Enterprise Service Group nor Competitive Companies has requested, or will request, a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger. The tax opinions will not be binding on the IRS or preclude the IRS from adopting a contrary position.

As a result of the merger's qualifying as a reorganization, the following federal income tax consequences will, under applicable law, result:

        o   No gain or loss will be recognized for federal income tax purposes by the holders of Competitive Companies common stock upon the receipt of
            Third Enterprise Service Group common stock solely in exchange for Competitive
            Companies common stock in the merger, except to the extent that cash is received by the exercise of dissenters' rights.

        o   The aggregate tax basis of the Third Enterprise Service Group common stock received by Competitive Companies stockholders in the merger will be the same as the aggregate tax basis of the Competitive Companies common stock surrendered in merger.

        o   The holding period of the Third Enterprise Service Group common stock received by each Competitive Companies shareholder in the merger will include the period for which the Competitive Companies common stock surrendered in merger was considered to be held, provided that the Competitive
            Companies common stock so surrendered is held as a capital asset at the closing of the merger.

        o   A holder of Competitive Companies common stock who exercises dissenters'
            rights for the Competitive Companies common stock and receives a cash payment for the shares generally will recognize capital gain or loss, if the share was held as a capital asset at the closing of the merger, measured by the difference between the shareholder's basis in the share and the amount of cash received, provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the code or does not have the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the code after giving effect to the constructive ownership rules of the code.

        o   Neither Third Enterprise Service Group nor Competitive Companies will recognize gain solely as a result of the merger.

        o   There is a continuity of interest for IRS purposes with respect to the business of Competitive Companies. This opinion is based upon IRS ruling guidelines that require eighty percent continuity, although the guidelines do not purport to represent the applicable substantive law.

                                       27

A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

        o   Competitive Companies would recognize a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between

                o   the sum of the fair market value, as of the closing of the merger, of the Third Enterprise Service Group common stock issued in the merger plus the amount of the liabilities of Competitive Companies assumed by Third Enterprise Service Group

        and

                o   Competitive Companies' basis in the assets

        o   Competitive Companies stockholders would recognize gain or loss with respect to each share of Competitive Companies common stock surrendered equal to the difference between the shareholder's basis in the share and the fair market value, as of the closing of the merger, of the Third
            Enterprise Service Group common stock received in merger therefore.

In this event, a shareholder's aggregate basis in the Third Enterprise Service Group common stock so received would equal its fair market value and the shareholder's holding period for this stock would begin the day after the merger is consummated.

Even if the merger qualifies as a reorganization, a recipient of Third Enterprise
Service Group common stock would recognize income to the extent if, among other reasons any shares were determined to have been received in merger for services, to satisfy obligations or in consideration for anything other than the Competitive
Companies common stock surrendered. Generally, income is taxable as ordinary income upon receipt. In addition, to the extent that Competitive Companies stockholders were treated as receiving, directly or indirectly, consideration other than Third
Enterprise Service Group common stock in merger for Competitive Companies' shareholder's common stock, gain or loss would have to be recognized.

This discussion does not address the tax consequences of the merger to holders of
Competitive Companies options, who, as a result of the merger, will receive Third
Enterprise Service Group options. Holders of the securities should consult their tax advisors with respect to the tax consequences.

Dissenters' Rights

Dissenters' rights are governed by the laws of the state in which a company is incorporated, not by the states in which its shareholders are located.

Third Enterprise Service Group

                                       28

As shareholders of Third Enterprise Service Group have already approved the merger, they no longer have dissenters' rights. Accordingly, there is no discussion of dissenters'
rights under Florida law in this prospectus/consent solicitation.

Competitive Companies

Shareholders of Competitive Companies have dissenters' rights under the laws of Nevada.

The following summary of dissenters' rights under Nevada law is qualified in its entirety by reference to section 92, Nevada Statutes, but includes all material aspects of that section. Third Enterprise Service Group has filed copies of these statutes as an appendix to the registration statement.

Competitive Companies stockholders who oppose the proposed merger will have the right to receive payment for the value of their shares as set forth in sections
92a.300 through 92a.500 of the Nevada law. The dissenters' rights will be available only to stockholders of Competitive Companies who refrain from voting in favor of the merger.

Voting against the merger will not constitute notifying Competitive Companies of the intention to demand payment if the merger is closed.

A stockholder must exercise dissenters' rights for all of the shares that he or she owns.

Since the vote to authorize the merger will take place by written consent, Competitive
Companies will be required to notify by mail those stockholders who, by virtue of having refrained from voting in favor of the merger, are entitled to payment for their shares. Dissenters notices must be sent no later than ten days after consummation of the merger. The notice must

        o   State where demand for payment must be sent
        o   State when certificates must be deposited
        o   State the restrictions on transfer of shares that are not evidenced by a certificate once demand has been made
        o   Supply a form on which to demand payment
        o   Set a date by which demand must be received
        o   Include a copy of the relevant portions of the Nevada law

Unless a stockholder acquired his or her shares after Competitive Companies sends the dissenters notices, Competitive Companies must calculate the fair market value of the shares plus interest, and within 30 days of the date Competitive Companies receives the demand, pay this amount to any stockholder that properly exercised dissenters' rights and deposited certificates with Competitive Companies. If Competitive
Companies does not pay within 30 days, a stockholder may enforce in court Competitive
Companies' obligation to pay. The payment must be accompanied by

        o   Competitive Companies' interim balance sheet,
        o   A statement of the fair market value of the shares,
        o   An explanation of how the interest was calculated,
        o   A statement of dissenters' right to demand payment, and
        o   A copy of the relevant portions of the Nevada Law.

                                       29

Within 30 days of when Competitive Companies pays a dissenting stockholder for his or her shares, the stockholder has the right to challenge Competitive Companies'
calculation of the fair market value of the shares and interest due, and must state the amount that he or she believes to represent the true fair market value and interest of the shares. If Competitive Companies and the stockholder are not able to settle on an amount, Competitive Companies may petition a court within 60 days of making payment to the dissenting stockholder. If Competitive Companies does not either settle with the stockholder or petition a court for a determination within 60 days,
Competitive Companies is obligated to pay the stockholder the amount demanded that exceeds Competitive Companies' calculation of fair market value plus interest. All dissenters are entitled to judgment for the amount by which the fair market value of their shares is found to exceed the amount previously remitted, with interest.

Accounting Treatment

For accounting purposes, the merger will be treated as a reorganization by Competitive
Companies.

Merger Procedures

Unless otherwise designated by a Competitive Companies shareholder on the transmittal letter, certificates representing shares of Third Enterprise Service Group common stock issued to Competitive Companies stockholders will be issued and delivered to the tendering Competitive Companies shareholder at the address on record with
Competitive Companies . In the event of a transfer of ownership of shares of Competitive
Companies common stock represented by certificates that are not registered in the transfer records of Competitive Companies , the shares may be issued to a transferee if the certificates are delivered to the transfer agent, accompanied by all documents required to evidence the transfer and by evidence satisfactory to the transfer agent that any applicable stock transfer taxes have been paid. If any certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of

        o   An affidavit of that fact from the holder claiming the certificates to be lost, mislaid or destroyed.
        o   The bond, security or indemnity as the surviving company and the transfer agent may reasonably require.
        o   Any other documents necessary to evidence and effect the bona fide merger, the transfer agent shall issue to holder the shares into which the shares represented by the lost, stolen, mislaid or destroyed.
        o   Certificates have been converted.

Neither Third Enterprise Service Group, Competitive Companies, or the transfer agent is liable to a holder of Competitive Companies' common stock for any amounts paid or property delivered in good faith to a public official under any applicable abandoned property law. Adoption of the merger agreement by the Competitive Companies' stockholders constitutes ratification of the appointment of the transfer agent.

After the closing of the merger, holders of certificates will have no rights with respect to the shares of Competitive Companies common stock represented thereby other than the right to surrender the certificates and receive in merger the shares of Third Enterprise Service Group common stock to which the holders are entitled.

                                       30

         COMPETITIVE COMPANIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Competitive Companies was incorporated under the laws of the state of Nevada in
March 1998. In 1998, they acquired all of the assets and assumed all of the liabilities of Competitive Communications, Inc. ("CCI"), which was incorporated under the laws of the state of California in February 1996. CCI is the successor to Western Telephone
& Television, which was founded in 1985.

Competitive Companies provide telephone, cable television, long distance/interexchange,
Internet, and public telephone service to customers who live in multi-tenant residential buildings. Its operations are located in Riverside, California, and approximately
80% of its customers are California residents.

In addition to the above, in January 2000, CCI Residential Services, Inc. was formed as a subsidiary to offer shared tenant services to multi-tenant residential customers and expand on the residential services previously being provided by CCI. As a tariffed competitive local exchange carrier (CLEC), CCI has transitioned to focus on developing revenue streams from other services and non-multi-tenant residential buildings. CCI
Residential Services, Inc. is co-located with Competitive Companies, Inc. and CCI in Riverside, California.

Plan of Operation

Based on current revenue, expenses and cash flow from the anticipated merger with
Huntington Telecommunications Partners through Third Enterprise Service Group, Inc., and the March 2001 completed purchase of Personal Communications Spectrum's interest in a telephone and cable TV system servicing a 376 unit apartment complex, management believes that current cash flow can sustain the company at its current level of operation, but it will require additional capital in order to grow its business after the merger. During the next twelve months Competitive Companies plans to increase the number of CLEC residential and business customers, and Internet customers through direct and agent sales to increase its traffic by approximately 36,000,000 minutes per year. This would result in an increase over its traffic as of December 31, 2000, by approximately 51/2times. Management believes that current personnel levels as of December 31, 2000, will be able to assimilate this increase, since the increase will primarily result in only additional billing and billing inquiries. The company presently out sources its telephone operator assistance and maintenance related to CLEC and Internet customers. This increase will result in some of its part time personnel increasing their number of hours worked. Upon the Security and Exchange
Commission's approval of its S-4, it will merge with Third Enterprise Group, Inc.
and acquire the assets of Huntington Telecommunications Partners. This will more than double the company's multi-dwelling unit passing (apartments) of December 31,
2000, and increase its cash flow. Since the company is already managing these systems, it does not anticipate any additional personnel will be required. Competitive Companies plans to publicly offer some of its treasury stock during 2001 to raise approximately
$15,000,000. Upon receipt of funding from this public offering, it plans to use the capital primarily for the purchase of additional multi-dwelling unit systems from its competitors. Some new installations will also be considered, but these do not reach profitability as rapidly as buyouts from competitors. Approximately $12,000,000 will be required to increase its passings by 12,000 which would, at that point, more than triple its number of passings as of December 31, 2000. The remaining $3,000,000 would be used to pay for additional personnel, additional equipment as required, provide for contingency reserve, and cover negative cash flow on these new systems until penetration numbers have improved sufficiently to produce a positive cash flow on each system. Management believes positive cash flow on each system should

                                       31

be achieved within four months on average, and does not anticipate it should take any longer than six months at the most. Current company facilities can readily accommodate the approximately 10-12 additional customer service personnel required to service this number of passings. On-site maintenance of the systems will be accomplished using contractors in isolated locations and company personnel in concentrated locations.

                RESULTS OF OPERATIONS-COMPETITIVE COMPANIES, INC.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

Revenues. Total revenues increased $103,310, or 7.1%, to $1,555,799 for the year ended December 31, 2000 from $ 1,452,489 for 1999. Approximately 80% of this increase was due to an increase in the volume of sales to multi-dwelling unit customers resulting from our previous acquisition from a competitor of an existing telephone system and rights-of-entry that services two apartment complexes with 706 passings. When we acquired the system, the penetration was at 62%. As of December 31, 2000, penetration was at 87%. The remaining increase was due to sales to non-multi-dwelling unit customers, and Internet service to both multi-dwelling unit customers and non-multi-dwelling unit customers.

The majority of the revenue for both periods was derived principally from the sale of long distance and local telephone service to multi-dwelling unit subscribers and consisted of:

        -   the monthly recurring charge for basic service;

        -   usage based charges for local and long distance calls;

        -   charges for services, such as call waiting and call forwarding; and

        -   to a lesser extent, non-recurring charges, such as charges for additional lines for an existing customer.

Since the company operates under shared tenant services provisions for the multi-dwelling unit subscribers, it can bundle its local and long distance services. Customers who chose its local calling service are also required to subscribe to its competitively priced long distance services. If the customer does not want its long distance services as part of the bundled service, at his request the company connects his service to the incumbent local exchange carrier who allows him to choose his long distance carrier. As of December 31, 2000, over 80% of all multi-dwelling unit subscribers selected the company's bundled service over the incumbent local exchange carrier and another long distance service provider.

The company anticipates an increase in revenue upon merging with Third Enterprise
Service Group, Inc. resulting from the merger and revenue from Huntington Telecommunications
Partners.

Gross Margin. Gross margin increased $104,373, or 29.2%, to $461,407 for the year ended December 31, 2000, from $357,034 for the year ended December 31, 1999. During
2000, gross margin as a percentage of total revenues increased to 29.7% from 24.6%
in 1999 primarily because of two factors. A substantial portion of the increase
(approximately 78%) was due to the negotiation of lower carrier rates from other long distance providers from whom we purchase intrastate, interstate and international service. A portion of the savings related to the reduced rates was passed on to

                                       32

customers to maintain our price competitiveness. Another significant factor that improved the gross margin by approximately 21% was the allocation of the existing direct labor over a larger revenue base. Although we acquired two apartment complexes with an additional 706 passings, and added CLEC and Internet customers we were able to assimilate these without additional customer service representatives, technical support, on-site technicians or management personnel. Management believes that gross margin can continue to be increased over the next year as it acquires the assets of Huntington Telecommunications Partners, and if it acquires additional systems and customers and can increase the number of customers serviced without a directly correlated increase in personnel.

Other Operating Expenses. Other operating expenses decreased $15,410,629, or 96.3%, to $595,953 in 2000 from $16,006,582 in 1999. The 1999 stock based compensation expenses of $15,443,278 related to preferred shares issued to key management personnel.
Although these shares are exercisable based on management's achieving specific goals which had not been achieved, management decided to reflect all of this expense during
1999. The $60,000 stock based compensation expense during 2000 was for outside consultant compensation. If the stock based compensations for both years is not taken into account, the decrease in total other operating expenses is $27,352 or 4.9%. Additionally, depreciation increased to $102,407 in 2000 by $13,626 or 15.3% from $88,781 in 1999.
This was primarily due to depreciation associated with the purchase and acquisition of the system servicing 706 apartment units. Employee compensation increased by
$82,453 or 56.5% to $228,427 from $145,974. 76% if this increase in employee compensation and benefits are related to the moving of management compensation for the President and Chief Financial Officer from general and administrative expenses to employee compensation and benefits. The remainder resulted from increases in employee compensation, related taxes, and increases in health insurance costs. Professional fees increased to $95,444 from $66,501 or 43.5%. This increase was associated with the negotiations for the buyout and acquisition of current partnerships and costs related to our filing to become a publicly trading company. Since the partnership buyout negotiations are complete, management anticipates that professional fees in this area will be significantly less in 2001. However, professional fees associated with becoming a publicly trading company may significantly increase. The company commenced offering services to competitive local exchange carrier residential and business customers in 2000. Since the company anticipated that it would experience a higher bad debt in this market versus the apartment complex market, it has increased its provision for bad debt from $23,282 or 1.6% of revenues in 1999 to $40,183 or 2.6% of revenues in 2000 which reflects the company's current and projected bad debt level. This is still significantly lower than industry averages that normally range from 4-5% of revenues. General and administrative costs decreased by $167,973 or 80% to $41,991 from $209,964. Approximately $62,611 or 37% of this reduction was related to moving expenses for management compensation from general and administrative expenses to employee compensation and benefits. Approximately $43,000 of this reduction in costs was due to the company's move in 1999 to a larger, consolidated, leased facility, and facility improvements and equipment purchased. A reduction of approximately $62,000 in general and administrative expenses was due to cancellation of agency fees related to cancelled agency agreements.

Other operating expenses as a percentage of total revenues decrease to 38.3% in
2000 from 1102.0% during 1999 primarily due to stock based compensation expenses as discussed above. Without the stock based compensation, the decrease in other operating expenses as a percentage of total revenues would have been approximately
34.4% in 2000 versus 38.8% in 1999. During 2001, management anticipates no additional stock based compensation. Management does expect employee compensation and benefits, bad debt, and depreciation expenses will increase as additional systems are added and additional residential and business customers are added. It further anticipates professional fees related to a public offering will be incurred upon approval of it SEC filing and public offer of stock. The buyout of the last partnership occurred in the first quarter of 2001, and as anticipated, required a large portion of the

                                       33

company's cash reserve. However, management believes that cash flow from operations will be sufficient to maintain current operational needs.

        Loss from Operations. The loss from operations decreased approximately 99.1%
from $15,649,548 to $134,546. Without considering the stock based compensation, operations reflected a loss of $74,546 in 2000 versus a loss of $206,271 in 1999.

        Other Expense-Interest Expense. Interest expense decreased by $27,137 or 35.1%
to $50,206 for 2000 versus $77,343 for 1999. Interest is related to interest expenses on notes payable and equipment leases. It was partially offset by income from financial institutions on the company's cash. Since the company paid a large portion of its cash reserves for the system it purchased in the first quarter of 2001, the company expects interest expenses to increase in 2001 due to the lack of offsetting interest income related to the previous cash reserve. During 2000 the company completed two of its leases and purchased the equipment for $1 buyouts. All but one of the company's remaining leases have a $1 buyout condition. The one exception has a buyout at fair market value. As other leases reach maturity, the company intends to exercise its buyout rights. All other current system leases mature in 2002. In the future, the company may use additional leases to acquire additional systems.

Many securities analysts use the measure of earnings before deducting interest, taxes, depreciation and amortization, also commonly referred to as "EBITDA," as a way of evaluating telecommunications companies and other companies that have inherently high initial capital investment requirements. Telecommunications companies initial capital investments are high due to the expenses incurred in developing their network of switches, securing interconnection agreements, and meeting regulatory requirements.
After eliminating stock based compensation expense, as projected in 1999, the company had EBITDA profit of $27,861for 2000 versus a loss of $40,147 for 1999.

Income Taxes. In 2000 the company had net operating loss carry forwards of approximately
$750,000 for income tax purposes. These carry forwards expire at various times through the year ended December 31, 2020.

Competitive Companies made capital expenditures of approximately $24,237 and $45,927 during 2000 and 1999, respectively, for property, plant, equipment, software and hardware necessary in conducting its business. It also used capital, raised from the sale of our stock, during 1999 to fund its operations. In the future, the company expects to make additional capital expenditures to improve current operations, equipment and services, and to add and install new telephone switching equipment, cable TV headend equipment, and high speed Internet equipment to accommodate additional customers and sites.

On December 31, 2000, it owned and/or managed switching equipment located in 8 locations servicing 10 multi-dwelling units with a total of 3,975 passings (apartments) consisting of 2,975 telephone passings and 990 cable television passings. It also had approximately
150 residential and business telephone customers in California as a competitive local exchange carrier.

LIQUIDITY AND CAPITAL RESOURCES

Cash received from operations was primarily from telephone and cable subscriber revenue generated by its telephone and cable TV service at apartment complexes, and administration and billing revenue from management functions it performed for properties owned by partnerships. Additional revenue was generated from residential and business telephone and Internet customers.

                                       34

Net cash received from operating activities for the year ended December 31, 2000 totaled $9,817. This is a significant improvement over the $359,836 negative cash flow in 1999. Management believes that the cash flow from operations will continue to improve in 2001 primarily based on operation cost reductions associated with lower negotiated prices from its telephone and satellite/cable television vendors and increases in its customer base through the merger/acquisition of the Huntington
Telecommunications Partnership and addition of resale residential and business customers telephone customers.

Net cash used for investing activities for 2000 totaled $24,237 versus $45,927 for
1999. The 2000 expenditures reflect capital expenditures made in support of operations to expand cable television services and power backup for telephone switches. The
1999 expenditures were primarily associated with in-house computer systems and the company's move to new offices in Riverside, California.

Net cash used in financing activities for 2000 totaled $155,954 primarily reflecting proceeds from issuance of common stock less repayment on notes, capital leases, and stockholder advances.

The company had $230,298 of cash and cash equivalents as of December 31, 2000, that was a 42.5% decrease of $170,374 from $400,672 on December 31, 1999. Over 90% of this decrease resulted from payment of lease obligations, retirement of long-term debt and repayment of loans from stockholders. The remainder along with cash flow from operations was used to purchase cable television and telephone power backup equipment.
The company expects to incur additional expenses in 2001 as it increases its cable television line-up and upgrades its telephone systems. It expects to be able to pay these expenses from cash flow. However, to add new systems the company will require additional funding through equity funding or leases.

Working capital decreased by $170,374 from $400,672 at December 31, 1999, to $230,298 at December 31, 2000. This was primarily due to repayment on notes, capital lease obligations, and stockholder advances. Management believes that the positive cash flow from current business will be sufficient to meet current business expenses indefinitely. For future growth, additional proceeds from publicly offered future stock sales and lease financing of telephone switching installations and cable TV headend equipment will be needed to meet its working capital needs and expand the company over the next 18 months.

RESULTS OF OPERATIONS-HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

Revenues. Total revenues decreased $6,975, or 1.0%, to $708,088 for the year ended
December 31, 2000 from $715,063 for the year ended December 31, 1999. This decrease was due to small changes in calling patterns of customers, and occupancy factors of apartment complexes where its switches are installed.

Operating Expenses. Operating expenses increased $26,645, or 3.5%, to $781,888 during
2000 from $755,243 in 1999. The increase is primarily due to an increase in the cost of telephone long distance and cable services rates.

Net Loss. The net loss increased by $33,620 for 2000 to $73,800, from a net loss of $40,180 for 1999. This resulted in a 83.7% increase in net loss for 2000 compared to 1999. This resulted from the increase in phone and cable services costs (8.6%), an increase in commissions (5.3%), and a small increase in depreciation (0.5%); but

                                       35

was partially offset by reductions in administration fees primarily due to a reduction in related banking charges as the banking function was turned over to Competitive
Companies in August 2000 (-27.4%), bad debt provision (-58.1%), and management fees (-5.2%).

Affect of Merger. Competitive Companies management believes that the merger of Huntington
Telecommunications Partners, L.P. and Competitive Companies will result in a net reduction in costs due to increase efficiencies in operations. Based on Huntington
Telecommunication Partners Statement of Operations for the year ended December 31,
1999 (the last full year of their partnership management), Competitive Companies management estimates that approximately $73,000 per year in cost avoidance will result from the merger.

Many securities analysts use the measure of earnings before deducting interest, taxes, depreciation and amortization, also commonly referred to as "EBITDA," as a way of evaluating telecommunications companies and other companies that have inherently high initial capital investment requirements. Telecommunications companies initial capital investments are high due to the expenses incurred in developing their network of switches, securing interconnection agreements, and meeting regulatory requirements.
Huntington telecommunications Partners had EBITDA profit of $26,557 and an EBITDA profit of $59,727 for the year ended December 31, 2000 and 1999, respectively.
Based on this and an estimated $73,000 in cost avoidance, had the merger with Third
Enterprise Service Group, Inc. and Competitive Companies, Inc. occurred on January
1, 2000, Competitive Companies' management estimates the combined EBITDA profit for 2000 would have been approximately $99,557.

LIQUIDITY AND CAPITAL RESOURCES

Cash received from operations was primarily from telephone and cable subscriber revenue generated by its telephone and cable TV service at apartment complexes.

Net cash used by operating activities for 2000 totaled $42,587.

Net cash used for equipment purchases for 2000 totaled $2,336 and reflects capital expenditures to upgrade cable television equipment.

At December 31, 2000, working capital decreased $44,923 compared to an increase of $54,187 at December 31, 1999. This was due primarily to the increased costs of phone and cable services provided by Competitive Companies and non-recurring professional fees related to the intended merger.

                         COMPETITIVE COMPANIES BUSINESS

Competitive Companies seeks to be a premier provider of telecommunications services to residents of multiple dwelling unit buildings, or MDU's - commonly called apartment complexes, and other users, including business and residential, in primary and secondary metropolitan areas across the United States. Competitive Companies offers an integrated set of telecommunications products and services including

        o   Local exchange
        o   Local access
        o   Domestic and international long distance
        o   Enhanced voice, data and internet services

                                       36

Competitive Companies generally priced these services at a discount of 5% to 10%
below the prices charged by the incumbent local exchange carriers.

As a competitive local exchange carrier in each of its markets, Competitive Companies competes primarily with the incumbent local exchange carriers, called ILEC's, such as PacBell, BellSouth and Southwestern Bell, which have historically had a monopoly in providing local, wireline phone service.

The business was founded in 1985 by a management team led by David Kline, Sr., the former President, Chief Operating Officer and co-founder of Superior Communications,
Inc, and is now led by his son, David Kline II.

Competitive Companies believes that the Telecommunications Act, by opening the local exchange market to competition, has created an attractive opportunity for new facilities-
based competitive local exchange carriers like Competitive Companies. Most importantly, the Telecommunications Act stated that these carriers, known as CLECs, should be able to lease the various elements of the ILEC's' networks, which are necessary for the cost-effective provision of service. This aspect of the Telecommunications
Act, which is referred to as "unbundling" the ILEC networks, has enabled Competitive
Companies to deploy digital switches with local and long distance capability, and will allow Competitive Companies to lease deployed wire and fiber optic lines from the ILEC's, other CLECs, and other telecommunications companies to connect its switch with the ILEC, other CLECs and the Internet. Once traffic volume growth justifies further capital investment, Competitive Companies may lease fiber or construct its own fiber network.

Competitive Companies has developed procedures, together with a billing and back office systems called Hartline that Competitive Companies believes will facilitate reducing costs, processing large volumes of orders and providing customer service.
The Hartline systems enables Competitive Companies to enter, schedule and track a customer's order from the point of sale to the installation and testing of service.
It includes:

        o   Trouble management
        o   Inventory
        o   Billing
        o   Collection
        o   Customer service

Multi-dwelling unit customers are serviced completely by its proprietary Hartline system which does not require electronic bonding with other carriers.

In each state where Competitive Companies operates as a competitive local exchange carrier, Competitive Companies electronically bonds to the ILEC directly. Electronic bonding is the on-line and real-time connection of its operations support systems with those of the ILEC's. This allows Competitive Companies to create service requests on-line, leading to faster installations of residential and business customer orders through a reduction in errors associated with multiple manual inputs. For its business and residential customer, Competitive Companies expects electronic bonding to improve productivity by decreasing the period between the time of sale and the time a customer's line is installed in its network. In addition, Competitive Companies expects that the simplified process will reduce selling, general and administrative costs.

                                       37

Competitive Companies estimates that there are 60 million MDU passings in the United
States. Competitive Companies believes that 20 million of these MDU's have over
100 passings. The MDU market is an emerging telecommunications market.

Competitive Companies business plan covers most of the primary and secondary metropolitan areas in the U.S. Initially, Competitive Companies will concentrate on the western, southwestern, and southern United States. The order in which it develops its market will depend on where it acquires the most lucrative contracts with multi-dwelling unit owners. Of the MDU's with over 100 passings, Competitive Companies estimates that fewer than 1,000,000 are using combined private telephone and television systems.
This is based on management's estimates after analyzing a number of other companies that provide combined telephone and television services to MDUs. This number is growing rapidly as other companies are realizing the business and financial advantages of providing multiple services to MDU subscribers.

Each month Competitive Companies receives requests from owners of multi-dwelling units from all over the United States that meet the installation criteria for its switches and service. Signing these contracts is contingent on having sufficient capital to provide for the cost of installing the switching equipment and covering initial negative cash flow until the subscriber base is high enough to cover operating costs. Business and residential access lines will be added in the areas near these switches and services either through its own facilities based switches or through resale interconnection agreements with the ILEC's. As of February 1, 2001, Competitive
Companies has installed switches in multi-dwelling unit complexes in three states including California, Mississippi, and Alabama.

Subsidiaries

Unlike many of its competitors, Competitive Companies operates with both a regulated and non-regulated company. One of its subsidiaries, Competitive Communications, Inc., is regulated and its other subsidiary CCI Residential Services, Inc. is unregulated.

Under the Telecommunications Act of 1996, its regulated competitive local exchange carrier or CLEC company, Competitive Communications, can receive significantly discounted prices from the existing or incumbent local exchange carriers and tariffed long distance carriers, thereby reducing its costs compared to the prices Competitive
Companies would have to pay without having CLEC status. As a regulated CLEC, Competitive
Communications purchases and deploys telephone switching equipment and leases transmission capacity from competitive access providers, called CAPS, other CLECs and incumbent local exchange carriers and long distance carriers then provides telecommunications services to business and residential customers and to CCI Residential Services. In this manner, Competitive Communications can provide CCI Residential Services with certain features such as number portability which are not available to non-CLEC companies. By owning its switches, Competitive Companies is able to better configure its network to provide cost-effective solutions for its customers' telecommunications needs.

By leasing transmission capacity, Competitive Companies can:

        o   Reduce up-front capital expenditures
        o   Avoid risks of stranded investment in under-utilized cable/fiber networks
        o   Enter markets and generate revenue and positive cash flow more rapidly
        o   Negotiate reduced rates since there are normally several cable/fiber suppliers in each market area

                                       38

Its other subsidiary, CCI Residential Services, is a non-regulated Shared Tenant
Service company, and as such, can sign individual agreements with property owners allowing for payments to the property owner of a portion of the revenue CCI Residential receives from the MDU residents on the owner's property, and legally avoid the more onerous tariff filing requirements of CLECs thus reducing administrative and legal costs

Integrated Service Offerings

Competitive Communications as a regulated CLEC

As a CLEC, Competitive Communications focuses principally on providing

        o   Business and residential customers with telecommunications services and on providing

        o   CCI Residential Services with local and long distance telephone services

It offers the following services in most of its markets:

        o   Local and long distance services to business and non-MDU residential customers

        o   Calling cards to business and non-MDU residential customers

        o   Internet services to business and non-MDU residential customers

        o   PC "Lease to Own" program

        o   Local area network interconnection

        o   Resale of ILEC services

CCI Residential Services as a non-regulated shared tenant service provider

CCI Residential Services provides the following products and services:

        o   Local and long distance services to MDU customers

        o   Calling cards to MDU customers

        o   Internet services to MDU customers

        o   Internet content control software

        o   PC "Lease to Own" program

        o   Cable/satellite television services to MDU customers

        o   Wake-up call service

                                       39

        o   Music on hold

Competitive Companies Local Exchange Services

Both subsidiaries offer local telephone services, including local dial tone as well as other features such as:

        o   Call forwarding

        o   Call waiting

        o   Dial back

        o   Caller ID

        o   Speed dialing

        o   Calling cards

        o   Three way calling

        o   E-911

        o   Voice mail

By offering dial tone service, Competitive Companies receives originating and terminating access charges for interexchange calls placed or received by its subscribers.

Competitive Companies Interexchange/Long Distance Services

It also offers a full range of:

        o   Domestic long distance services, such as:

                o   Interlata, which are calls that pass from one "local access and transport area" or "lata" to another, and such calls must be carried across the lata boundary by a long-distance carrier

                o   Intralata, which is a call that falls within the local service area of a single local telephone company, and

        o   International long distance services.

                o   These services include "1+" outbound calling, inbound toll free service, and such services as calling cards, operator assistance, and conference calling.

Competitive Companies Internet Services

                                       40

It also offers dial-up Internet access services via conventional modem connections, and content control software that can be used to filter out selected materials, i.e., pornographic and hate oriented.

Network Deployment

As of February 1, 2001, Competitive Companies was operational in 10 MDU's in California,
Mississippi, and Alabama using 8 telephone switches that provide customers with end user call features.

Implementation Of Services

Shared tenant services.   To offer shares tenant services to multi-dwelling unit customers,
CCI Residential Services must sign a contract with the apartment owner. These are multi-year contracts ranging from 10 to 20 years. They provide for the owner to share in a percentage of the revenue Competitive Companies receives from servicing his complex. The percentage receive may vary for 0% to 11%, based on the total revenue received, the types of services provided, the term of the contract and other negotiated factors. If the complex is being built, Competitive Companies must plan for, have approved,  and install underground cabling. If the complex is already built, Competitive
Companies must survey the cabling needs and negotiate the use of the cable with the owner. Competitive Companies must secure state approval to conduct business in the state, establish service from Competitive Communications if it is already a CLEC in the state or negotiate rates with the ILEC until Competitive Communications is certified.

CLEC services.   To offer CLEC services in a market, it generally must secure certification from the state regulator and typically must file tariffs or price lists for the services that it will offer. The certification process varies from state to state;
however, the fundamental requirements are largely the same. State regulators require new entrants to demonstrate that they have secured adequate financial resources to establish and maintain good customer service. New entrants must show that they possess the knowledge and ability required to establish and operate a telecommunications network. Competitive Companies has made such demonstrations in California and Mississippi, where Competitive Companies has obtained certificates to provide local exchange and intrastate toll services. Competitive Companies intends to file similar applications in the near future in other states as Competitive Companies contracts for MDU installations.

Before providing local service, a new entrant must negotiate and execute an interconnection agreement with the ILEC. While such agreements can be voluminous and may take months to negotiate, most of the key interconnection issues have now been thoroughly addressed and commissions in most states have ruled on arbitrations between the ILEC's and new entrants. However, interconnection rates and conditions may be subject to change as the result of future commission actions or other changes in the regulatory environment.
Under a recent United States Supreme Court ruling, new entrants may adopt either all or portions of an interconnection agreement already entered into by the ILEC and another carrier. Such an approach will be selectively adopted by Competitive
Companies to enables Competitive Companies to enter markets quickly while at the same time preserving its right to replace the adopted agreement with a customized interconnection agreement that can be negotiated once service has already been established.

While such interconnection agreements include key terms and prices for interconnection, a significant joint implementation effort must be made with the ILEC in order to establish operationally efficient and reliable traffic interchange arrangements.
Such interchange arrangements must include those between the new entrant's network and the facilities of other service providers as well as public service agencies.

                                       41

Competitive Companies entered into an interconnection agreement with BellSouth which became effective October 1, 1996, and covers nine states including: Alabama, Florida,
Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee.
This agreement is has been renewed. In February 2000 Competitive Companies entered into interconnection agreements with PacBell and GTE in California and are now operating as a CLEC in California. In Mississippi Competitive Companies must upgrade its switch to accommodate LEC special protocol features and have its tariffs approved in order to commence operating as a CLEC.

After the initial implementation activities are completed in a market, it follows an on-going capacity management plan to ensure that adequate quantities of network facilities, such as interconnection trunks are in place, and a contingency plan must be devised to address spikes in demand caused by events such as a larger-than-expected customer sale in a relatively small geographic area.

Sales And Customer Support

Its MDU market is addressed through the direct marketing efforts of its sales and marketing team. Since contracting with an MDU is normally the first step in penetrating a new geographical market, this approach provides Competitive Companies with the opportunity to fully analyze both the MDU and the local market, including both residential and business, for future potential prior to commitment.

Unlike large corporate, government, or other institutional users, most small to medium size businesses have no in-house telecommunications manager. Based on management's previous experience, Competitive Companies believes that a bundled package providing
"one-stop shopping" solution offered through its professional sales agent program and coupled with its exceptional customer service be beneficial to Competitive Companies in capturing this type of customer's total telecommunications traffic, and eventually produce a significant portion of its revenue.

Sales and marketing approaches in the telecommunications market are market-segment specific, and Competitive Companies believes the following are the most effective approaches with respect to its three primary targeted market segments:

        o   MDU customers---Competitive Companies uses direct sales, trade journal advertising, referrals, and exhibitor trade shows.
        o   Small/medium/large businesses customers---Competitive Companies uses both direct sales and professional sales agents that have established business relationships with the prospective customer. In the future, it will use local media advertising.
        o   Residential customers---Competitive Companies uses primarily direct sales including radio advertising, direct marketing and radio to ethnic groups, and MDU customers moving from one of its shared tenant services locations.

Competitive Companies will directly market wholesale Internet services to other competitive local exchange carriers and long distance providers.

The package of comprehensive services it offers are generally not available from the ILEC's, or available only at high prices. By offering a comprehensive package of communications services together with traditional local and long distance services,
Competitive Companies believes that Competitive Companies can accelerate its ability to establish new customer accounts and further improve customer retention.

                                       42

Competitive Companies focuses its marketing activities on areas where Competitive
Companies can serve customers through a direct connection using unbundled loops or high capacity circuits connected to its facilities. It generally resells ILEC services only to provide initial service until installation of the switch becomes cost effective and subsequently to provide comprehensive geographical service coverage to customers with multiple sites where the customer is physically connected to its switches and which can be addressed by its facilities-based services. Competitive
Companies will resell ILEC services to a few off-switch sites, which can be addressed only by reselling these services.

In California, Competitive Companies is moving to the next stage of its limited build strategy, and has begun marketing its Internet services and residential and business program using agency agreements with an Internet service provider and independent agents.

Competitive Companies has developed and is implementing an agent program to sell to business and residential customers. By using this approach, it hopes to rapidly increase its market share, particularly among small and medium-sized businesses.
Competitive Companies believes that ILEC's have generally neglected to target small and medium-sized business customers. Its sales management team is experienced in managing a large number of agents in the telecommunications and data networking industries.

Additionally, Competitive Companies believes that Competitive Companies can attract and retain highly qualified sales agents by offering them the opportunity to:

o Participate in the potential economic returns made available through a results-oriented commission package and stock options

o Market a comprehensive set of products and services and customer care options

o Work with an experienced, success-proven, and customer service oriented company

Customer Service

Competitive Companies may be the only telecommunications service provider not using automated attendants and voice mail in lieu of real people to answer its customer service lines. Competitive Companies plans to maintain this human touch for quality customer service, communications and problem solving for all of its MDU, business, and residential customers.

Future Products and Services

In December 1999 Competitive Companies received its CLEC certification in California and its California tariffs were effective on January 12, 2000. During the first and s econd quarters of 2000 it limited the number of residential and business customer accounts that Competitive Companies would accept to allow Competitive Companies to modify its order entry and billing systems to accommodate these types of accounts in preparation for its rollout without significant problems. Competitive Companies began marketing its residential and business local and long distance services in
California during September 2000. This service has been primarily provided to MDU customers that have moved out of an apartment complex services by Competitive Companies.
As the number of its Internet subscribers increase, it will become cost effective to install its own Internet servers which Competitive Companies anticipates will occur in 2001.

                                       43

In 2001, Competitive Companies expects to offer dedicated, high-speed Internet access services, including: ISDN, T1, and DSL. Dedicated access services are telecommunications lines dedicated or reserved for use by particular customers.

Integrated Services Digital Network and High Speed Data Services. Beginning in 2001,
Competitive Companies expects to offer high-speed data transmission services, such as:

o        Wide area network interconnection, which are remote computer communications systems that allow file sharing among geographically distributed workgroups;
         wide area networks typically use links provided by local telephone companies

o        Broadband internet access, known as "wideband," which allows large quantities of data to be transmitted simultaneously.

These services may be provided via frame relay and dedicated point-to-point connections.
In order to provide these services, Competitive Companies intends to use leased high capacity connections, such as multiple DS-1, DS-3, T1 or T3 connections, to medium- and large-sized business customers. Competitive Companies may employ DSL and/or ISDN connections over unbundled copper wire connections to MDU's and smaller business users whose telecommunications requirements may not justify such high capacity connections or which are located in areas where T1 connections are not available.

Web Site Design and Hosting Services

Competitive Companies plans to offer web site design services and Web site hosting on its own computer servers to provide customers with a complete, easy to use key solution that gives them a presence on the World Wide Web.

Markets

U.S. Census Bureau data indicates that the United States communications services market, including cable television, but excluding Internet access and content, in
1997 totaled approximately $256 billion in annual revenue. Wireline telecommunications services, other than Internet access and content, purchased by residential users accounted for about 56%, or approximately $143 billion, of the total U.S.
market in 1997.

Competitive Companies focuses its primary sales efforts on MDU's with over 100 units. Based upon its experience in the industry, Competitive Companies believes that in this market:

o        There are over 60 million MDU doors - a single  apartment unit,  dormitory room, or condominium unit - with each door represents one customer of an MDU.
o        Of these doors, over 20 million are in properties with over 100 units.

Traditional voice traffic accounted for the vast majority of residential communications revenue in 1997, with local exchange and exchange access accounting for over half of the total non-residential wireline telecommunications market, excluding Internet access and content. Due to its rapid growth, estimates of data and Internet services revenue are not as well established as those relating to traditional voice traffic communications.

                                       44

Competitive Companies believes that the rapid opening of the local market to competition, accelerated growth rates in local traffic related to increases in
Internet access, the desire for multiple suppliers by large businesses, and the desire for "one-stop shopping" by consumers, presents an opportunity for new entrants to achieve product differentiation and significant penetration into this very large, established market. Success in this environment will, in the opinion of management, depend primarily on speed-to-market, marketing creativity, superior customer service, and a CLEC's ability to provide competitively priced services rapidly and accurately and to issue concise, accurate integrated billing statements.

As a result of the substantial up-front capital requirements necessary to construct metropolitan area fiber networks, CLECs have traditionally limited their initial networks to highly concentrated downtown areas, which limits their ability to provide service to customers in other attractive, but geographically dispersed, markets.
When it initially penetrates a market, Competitive Companies does so by signing a contract with an MDU owner. This is done after completing an analysis of the property to include size, class, occupancy turn-over rate, percent of occupancy, and credit profile of tenants; rates charged by ILEC; tenant satisfaction with current telecommunication providers; cable/satellite agreements; potential for passing other carriers traffic; extent of local calling areas; and using FCC and demographic data to determine concentration of potential business and residential customers in the serviced area. Competitive Companies uses this analysis, together with estimates of the costs and potential benefits of addressing particular service areas to:

o        Identify attractive markets
o        Determine the optimal concentration of areas to be served
o        Develop its schedule for deploying and expanding its network

This will enable Competitive Companies to address the most attractive service areas throughout each of its target markets, such as suburban apartment complexes, without having to construct its own fiber network to the customer premises in each of these areas.

Competitive Companies focuses primarily on capturing these customers' local exchange,
intraLATA toll, which are the calls that fall within a local service area, and data traffic. Although Competitive Companies will principally target MDU's in markets where Competitive Companies believes Competitive Companies can achieve market penetration by providing superior customer care at competitive prices, it augments its core business strategy by offering rebates to MDU owners who sign exclusive contracts with Competitive Companies.

Future Markets

Competitive Companies expects to concentrate its installations in Alabama, Arizona,
California, Colorado, Florida, Mississippi, New Mexico, and Texas.  The order and timing of deployment may vary and will depend on a number of factors, including
MDU contracts acquired, management, the regulatory environment, its results of operations, and the existence of specific market opportunities, such as acquisitions.  Competitive
Companies may elect not to deploy networks in each such market.

In the majority of its targeted markets, Competitive Companies expects to initially deploy certain switches at MDU's.  When certain switches have been deployed at multiple
MDU's in an area, Competitive Companies plans to collocate its switch and transmission equipment in or near one of its MDU sites or the ILEC central offices.  Over time,
Competitive Companies plans to expand its networks throughout selected metropolitan areas to address the majority of the business and residential markets in each area.

                                       45

Infrastructure

Network Architecture

An important element of its limited build strategy is the installation of certain digital switches at the multi-dwelling unit sites Competitive Companies anticipates having under contract. Switches are readily available from various manufacturers such as Hitachi, Cortelco, and CopperCom (formerly DTI) that provide the features required for an MDU customer. As more certain switches are brought on line, Competitive
Companies will be able to initiate its hub concept of having a switch, for example:
Lucent Series 5ESS(R)-2000 digital switch or CopperCom's DXC, and related equipment at a central location in each market. As of December 31, 2000, Competitive Companies had deployed 8 switches to serve 10 MDU's. Four of these MDU's are in a California area that can be supported by one hub switch. One of these switches is a switch that can be used as a hub switch. Since Competitive Companies has received its
California CLEC certification and approved tariffs, Competitive Companies expects to implement its hub switch concept as soon as capital is available.

Initially, Competitive Companies intends to lease local network trunking facilities from the ILEC and/or one or more CLECs in order to connect its switches to major ILEC central offices serving the central business district and outlying areas of business concentrations in each market. The switch will be connected to ILEC tandem switches and certain interexchange carrier points-of-presence, the equivalent of a local phone company's central office. To access the largest number of customers possible without having to lay fiber to each of their premises, it intends to locate access equipment such as integrated digital loop carriers and related equipment in each of the ILEC central offices to which it connects.

As each residential and business customer is signed up, service will be initially provided under CLEC resale of ILEC services. As the customer base in a given area grows, service will be provided by leasing unbundled loops from the ILEC to connect its integrated digital loop carriers located near to or in the serving central office to the customer premise equipment. For large business, or for numerous customers located in large buildings, it may be more cost-effective for Competitive Companies to install certain switches or perhaps a wireless local loop leased from one of the emerging wireless CLECs, to connect the customer(s) to the its network. In either case,
Competitive Companies will locate its integrated digital loop carriers or other equipment in the customer's building.

Although Competitive Companies will initially lease its local network transmission facilities, Competitive Companies plans to replace leased capacity with its own fiber optic facilities as and when Competitive Companies experiences sufficient traffic volume growth between its switch and specific ILEC central offices or as other factors make these arrangements more attractive.

Equipment

Competitive Companies will continue to pursue what it refers to as a limited build strategy. Under this strategy, it will

o        Purchase and install certain switches in MDU's where Competitive Companies has contracts with the owner of the MDU;

o        Locate its hub equipment, switches, in or near one of its MDU sites or the central office facilities of incumbent local exchange carriers; and

                                       46

o        Lease unbundled network elements from the incumbent local exchange carriers or resell services until growth justifies its ownership of additional network assets.

Once traffic volume justifies further investment, Competitive Companies may then lease fiber optic cable or construct its own fiber network.

Competitive Companies believes that this limited build strategy offers a number of economic benefits.

o        It allows Competitive Companies to enter into a new market in a six-to nine-month time frame, less than half the 18-24 months generally required under the traditional build first, sell later approach required before the
         Telecommunications Act established a framework for CLECs to acquire unbundled network elements.

o        It reduces the initial capital requirements in each market, allowing Competitive
         Companies to focus its initial capital resources on the critical areas of sales, marketing and operations support systems, instead of on constructing extensive fiber optic networks to each customer.

Competitive Companies is implementing this limited build strategy in the three states where Competitive Companies is now operating: California, Mississippi, and Alabama.
Competitive Companies leases high capacity circuits to connect the central office facilities of incumbent local exchange carriers with its MDU switches.

Competitive Companies believes that by using its own facilities, certain switches at the MDU's and certain hub switches co-located at the MDU or with or near the
ILEC, to provide local exchange, local access, and long distance service, Competitive
Companies should generate higher gross margins than Competitive Companies could obtain by reselling services provided entirely on another carrier's facilities.

Hartline Billing and Automated Back Office System

For its MDU customers, its processes are  automated. For its non-MDU customers,
Competitive Companies intends to automate most of the processes involved in switching a customer to its networks. Its goal is to accelerate the  time between customer order and service installation, reduce overhead costs and provide exceptional customer service. To achieve this goal, Competitive Companies is continuing to develop and enhance the Hartline System to support the growth of its operations into the non-MDU markets. Competitive Companies has initially used its agency agreements and third party providers to electronically bond with the incumbent local exchange carriers. Recently its staff personnel completed the required training so Competitive Companies can now provide its own electronic bonding to the applicable ILEC's. Competitive Companies intends to have its experienced information technology professionals modify the
Hartline System as needed to accommodate any required changes need to interface with the specific ILEC's system. With electronic bonding, Competitive Companies should be able to provide better customer care since Competitive Companies can more readily pinpoint any problems with a customer's order.

Competitive Companies is continually enhancing its proprietary Hartline billing and back office system and procedures for operations support and other functions.
The system is required to enter, schedule, provision, and track a customer's order from the point of sale to the installation and testing of service and includes or interfaces with trouble management, inventory, billing, collection and customer service systems. Its Hartline System  provides all the operational requirements to service its MDU customers and Competitive Companies anticipates that Competitive
Companies will be able to enhance and modify this system to accommodate future changes in providing telecommunications and bundled services to this market segment.

                                       47

Order Management

Its sales team and agents will use its two in-house developed customer web sites to enter customer orders on-site and over the Internet. In the future, Competitive
Companies plans for the sales team, agents and customer to be able to monitor the status of the order as it progresses through the service initiation process.

Provisioning Management

The existing systems employed by most ILEC's, CLECs and long distance carriers, which were developed prior to the passage of the Telecommunications Act, generally require multiple entries of customer information to accomplish order management, provisioning, switch administration and billing. Upon certification as a CLEC in each state and prior to its becoming electronically bonded to the ILEC's existing systems, its personnel must be trained by the respective ILEC for data entry into their system. Until its personnel are trained and each interface with its system is tested, Competitive Companies may use agency agreements with other CLECs and available third party providers for this provisioning. This method will allow
Competitive Companies to rapidly penetrate a new market while simultaneously training its personnel and making any necessary changes to its system to accommodate electronic bonding with the ILEC.

External Interface

Several external interfaces are required to initiate service for a customer. While some of these are automated via gateways from the order management software, the most important interface, those to the ILEC, have generally been accomplished via fax or e-mail. In an effort to make this process more efficient, the ILEC's have implemented electronic bonding between the operations support system of a facilities-based
CLEC and an ILEC. There is no standard for the ILEC's, instead each ILEC has their own system. This requires the CLECs to modify their own system to interface with each ILEC as the CLEC initially enters the ILEC's territory. Third party services are available that will provide the ILEC interfaces required to initiate service for its customers.

Network Element Administration

Its Hartline System software provides for administrating each element of its network.
Its order management system and the network element manager are integral parts of this system. This feature of the Hartline System ensures data integrity and eliminate redundant data entry.

Customer Billing

Using the Hartline System, Competitive Companies provides its own in-house billing for all of its MDU customers.  As it expands its CLEC business into new states the
Hartline System will be modified to accommodate state regulatory and tax requirements as Competitive Companies has done in California.

Local and intraLATA billing records are generated by its switches to record customer calling activity. InterLATA billing records are generated by the long distance carrier with whom Competitive Companies has a resale agreement, to record customer calling activity. These records are entered into its Hartline System along with other applicable charges for services rendered in order to calculate and produce bills for its customers.

                                       48

Regulation

Its telecommunications services business is subject to federal, state and local regulation.

Federal Regulation

The FCC regulates interstate and international telecommunications services, including the use of local telephone facilities to originate and terminate interstate and international calls. Competitive Companies provides such services on a common carrier basis. The FCC imposes certain regulations on common carriers such as the ILEC's that have some degree of market power. The FCC imposes less regulation on common carriers without market power including, to date, CLECs like Competitive Companies. The FCC requires common carriers to receive an authorization to construct and operate telecommunications facilities, and to provide or resell telecommunications services, between the United
States and international points.

Under the Telecommunications Act, any entity, including cable television companies and electric and gas utilities, may enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the Telecommunications Act is subject to numerous federal and state policy rulemaking proceedings and judicial review there is still uncertainty as to what impact such legislation will have on Competitive Companies.

The Telecommunications Act is intended to increase competition. The act opens the local services market by requiring ILEC's to permit interconnection to their networks and establishing ILEC obligations with respect to:

Reciprocal Compensation

Requires all local exchange carriers to complete calls originated by competing local exchange carriers under reciprocal arrangements at prices based on tariffs or negotiated prices.

 Resale

Requires all ILEC's and CLECs to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILEC's are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.

Interconnection

Requires all ILEC's and CLECs to permit their competitors to interconnect with their facilities. Requires all ILEC's to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost, which may include a reasonable profit. At the option of the carrier seeking interconnection, collocation of the requesting carrier's equipment in the ILEC's' premises must be offered, except where an ILEC can demonstrate space limitations or other technical impediments to collocation.

                                       49

Unbundled Access

Requires all ILEC's to provide nondiscriminatory access to unbundled network elements including, network facilities, equipment, features, functions, and capabilities, at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost, which may include a reasonable profit.

Number Portability

Requires all ILEC's and CLECs to permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

Dialing Parity

Requires all ILEC's and CLECs to provide "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

 Access to Rights-of-Way

Requires all ILEC's and CLECs to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

ILEC's are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached,
ILEC's remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.

In August 1996, the FCC released a decision establishing rules implementing the
ILEC interconnection obligations described above. On July 18, 1997, the Eighth
Circuit vacated certain portions of this decision and narrowly interpreted the FCC's power to prescribe and enforce rules implementing the Telecommunications Act. On January 25,
1999, the United States Supreme Court reversed the Eighth Circuit decision and reaffirmed the FCC's broad authority to issue rules implementing the Telecommunications Act, although it did vacate a rule determining which network elements the incumbent local exchange carriers must provide to competitors on an unbundled basis. It, however, will only lease the basic unbundled network elements from the ILEC and therefore Competitive Companies does not expect reconsideration of the unbundling rules to have an adverse effect on its limited build strategy.

Nevertheless, the FCC likely will conduct additional rulemaking proceedings to conform to the Supreme Court's interpretation of the law, and these proceedings may result in further judicial review.

The Telecommunications Act codifies the ILECs' equal access and nondiscrimination obligations and preempts inconsistent state regulation. The Telecommunications Act contains special provisions that replace prior antitrust restrictions that prohibited the regional Bell operating companies from providing long distance services and engaging in telecommunications equipment manufacturing. The Telecommunications
Act permitted the regional Bell operating companies to enter the out-of-region long distance market immediately upon its enactment. Further, provisions of the
Telecommunications Act permit a regional Bell operating company to enter the long distance market in its in-region states if it satisfies several procedural and substantive requirements, including:

                                       50

o        Obtaining FCC approval upon a showing that the regional Bell operating company has entered into interconnection agreements or, under some circumstances, has offered to enter into such agreements in those states in which it seeks long distance relief

o        The interconnection agreements satisfy a 14-point "checklist" of competitive requirements

o        The FCC is satisfied that the regional Bell operating company's entry into long distance markets is in the public interest

To date, several petitions by regional Bell operating companies for such entry have been denied by the FCC, and none have been granted. However, it is likely that additional petitions will be filed in 2001 and it is possible that regional Bell operating companies may receive approval to offer long distance services in one or more states.  This may have an unfavorable effect on its business. Competitive
Companies is legally able to offer its customers both long distance and local exchange services, which the regional Bell operating companies may not do. This ability to offer "one-stop shopping" gives Competitive Companies a marketing advantage that Competitive Companies would no longer enjoy. See "Competition".

On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new subsidies for telecommunications and information services provided to qualifying schools and libraries with an annual cap of $2.25 billion and for services provided to rural health care providers with an annual cap of $400 million. The FCC  expanded the federal subsidies for local exchange telephone services provided to low-income consumers. Providers of interstate telecommunications service, such as Competitive
Companies must pay for a portion of these programs. Its share of these federal subsidy funds will be based on its share of certain defined telecommunications end user revenues. The FCC announced that effective July 1, 1999, it revised its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program.
Several parties have appealed the May 8, 1999 order. Such appeals have been consolidated and transferred to the United States Court of Appeals for the
Fifth Circuit where they are  pending.

Competitive Companies is unable to quantify the amount of subsidy payments that
Competitive Companies will be required to make or the effect that these required payments will have on its financial condition.

Under authority granted by the FCC, Competitive Companies will resell the international telecommunications services of other common carriers between the United States and international points. In connection with such authority, its subsidiary, Competitive
Communications, Inc., has filed tariffs with the FCC stating the rates, terms and conditions for its international services.

With respect to its domestic service offerings, Competitive Communications, Inc.
has filed tariffs with the FCC stating the rates, terms and conditions for its interstate services. Its tariffs are generally not subject to pre-effective review by the FCC, and can be amended on one day's notice. Its interstate services are provided in competition with interexchange carriers and, with respect to access services, the ILEC's. With limited exceptions, the current policy of the FCC for most interstate access services dictates that ILEC's charge all customers the same price for the same service. Thus, the ILEC's generally cannot lower prices
                                       51

to those customers likely to contract for their services without  lowering charges for the same service to all customers in the same geographic area, including those whose telecommunications requirements would not justify the use of such lower prices.
The FCC may, however, alleviate this constraint on the ILEC's and permit them to offer special rate packages to very large customers, as it has done in a few cases, or permit other forms of rate flexibility. The FCC has adopted some proposals that significantly lessen the regulation of ILEC's that are subject to competition in their service areas and provide such ILEC's with additional flexibility in pricing their interstate switched and special access on a central office specific basis;
and is considering expanding suchflexibility.

ILEC's around the country have been contesting whether the obligation to pay reciprocal compensation to competitive local exchange carriers should apply to local telephone calls from an ILEC's customers to Internet service providers served by competitive local exchange carriers. The ILEC's claim that this traffic is interstate in nature and therefore should be exempt from compensation arrangements applicable to local, intrastate calls.  Competitive local exchange carriers have contended that the interconnection agreements provide no exception for local calls to Internet service providers and reciprocal compensation is therefore applicable.

On February 26, 1999, the FCC released a Declaratory Ruling determining that Internet service provider traffic is interstate for jurisdictional purposes, but that its current rules neither require nor prohibit the payment of reciprocal compensation for such calls. In the absence of a federal rule, the FCC determined that state commissions have authority to interpret and enforce the reciprocal compensation provisions of existing interconnection agreements, and to determine the appropriate treatment of Internet service provider traffic in  arbitrating new agreements. The
FCC requested comment on alternative federal rules to govern compensation for such calls in the future. In response to the FCC ruling, some regional Bell operating companies have asked state commissions to reopen previous decisions requiring the payment of reciprocal compensation on Internet service provider calls. This is the case with BellSouth. In 1999 it modified its agreement with BellSouth to eliminate the payment of reciprocal compensation on Internet service provider calls.

Competitive Companies anticipates that Internet service providers will be among its target customers, and adverse decisions in other state proceedings could limit its ability to service this group of customers profitably. Competitive Companies will limit the switch capacity used for Internet service provider lines to 20%. In addition, given the uncertainty as to whether reciprocal compensation should be payable in connection with calls to Internet service providers, it recognizes such revenue only when realization of it is certain, which in most cases will be upon receipt of cash.

State Regulation

The Telecommunications Act is intended to increase competition in the telecommunications industry, especially in the local exchange market. With respect to local services,
ILEC's are required to allow interconnection to their networks and to provide unbundled access to network facilities, as well as a number of other pro-competitive measures.

State regulatory agencies have regulatory jurisdiction when its facilities and services are used to provide intrastate services. A portion of its current traffic may be classified as intrastate and therefore subject to state regulation. Competitive
Companies expects to offer more intrastate services, including intrastate switched services, as its business and product lines expand and state regulations are modified to allow increased local services competition. For other than shared tenant services, in order to provide intrastate services, it generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements.

                                       52

Similar to the FCC, state agencies require Competitive Companies to file periodic reports, pay various fees and assessments, and comply with rules governing quality of service, consumer protection, and similar issues. Although the specific requirements vary from state to state, they tend to be more detailed than the FCC's regulation because of the strong public interest in the quality of basic local exchange service.
Competitive Companies intends to comply with all applicable state regulations, and as a general matter does not expect that these requirements of industry-wide applicability will harm its business. However, Competitive Companies cannot assure you that the imposition of new regulatory burdens in a particular state will not affect the profitability of its services in that state.

Local Regulation

Its networks are subject to numerous local regulations such as building codes and licensing.
Such regulations vary on a city-by-city and county-by-county basis. If it decides in the future to install its own fiber optic transmission facilities, Competitive Companies will need to obtain rights-of-way over private and publicly owned land. There can be no assurance that such rights-of-way will be available to Competitive Companies on economically reasonable or advantageous terms.

Competition

The telecommunications industry is highly competitive. Competitive Companies believes that the principal competitive factors affecting its business will be pricing levels and clear pricing policies, customer service, accurate billing and, to a lesser extent, variety of services. Its ability to compete effectively will depend upon its continued
ability to maintain high quality, market-driven services at prices generally equal to or below those charged by its competitors. To maintain its competitive posture,
Competitive Companies believes that Competitive Companies must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect its business performance. Many of its current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than those of Competitive Companies, as well as other competitive advantages over Competitive Companies.

In each of the markets Competitive Companies targets, Competitive Companies will compete principally with the ILEC serving that area, such as PacBell, BellSouth or
Southwestern Bell. Competitive Companies believes the regional Bell operating companies' primary agenda is to be able to offer long distance service in their service territories. The independent telephone companies have already achieved this goal with good early returns.

In 2000, some of the regional Bell operating companies successfully entered the long distance market in a few states where they do not provide local services.
Competitive Companies believes the regional Bell operating companies expect to offset share losses in their local markets by capturing a significant percentage of the in-region long distance market, especially in the residential segment where the regional Bell operating companies' strong regional brand names and extensive advertising campaigns may be successful.

As a recent entrant in the integrated telecommunications services industry, Competitive
Companies has not achieved and do not expect to achieve a significant market share for any of its services. In particular, the ILEC's have long-standing relationships with their customers; have financial, technical and marketing resources substantially greater than those of Competitive Companies; have the potential to subsidize competitive services with revenues from a variety of businesses; and benefit from certain existing regulations that favor the ILEC's over Competitive  Companies in certain respects.
While recent regulatory initiatives, which allow CLECs such as its subsidiary,
Competitive Communications, to interconnect with ILEC facilities, provide increased business opportunities for Competitive Companies, such interconnection opportunities have been and likely will continue to be accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the ILEC's.

                                       53

ILEC's have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to telecommunications providers such as Competitive
Companies, they provide the ILEC's with increased pricing flexibility for their private line and special access and switched access services. In addition, with respect to competitive access services as opposed to switched access services, the
FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILEC's are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, the income of competitors to the ILEC's, including Competitive Companies, could be harmed. If future regulatory decisions afford the ILEC's increased access services pricing flexibility or other regulatory relief, such decisions could harm competitors to the ILEC, including Competitive Companies.

Competitive Access Carriers/Competitive Local Exchange Carriers/Interexchange
Carriers/ Other Market Entrants

Competitive Companies faces, and expects to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange market such as AT&T, MCI
WorldCom, and Sprint, and from other CLECs, resellers of local exchange services, competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, a continuing trend toward consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to Competitive Companies. For example, WorldCom acquired MFS Communications in December 1996, acquired another CLEC, Brooks Fiber Properties, Inc. in 1997, and subsequently merged with MCI. AT&T acquired Teleport Communications Group Inc., a CLEC, and TeleCommunications, Inc., a cable, telecommunications and high-speed
Internet services provider. Ameritech Corporation agreed to merge with SBC Communications;
Bell Atlantic agreed to merge with GTE Corporation; and US West agreed to merge with Qwest. These types of consolidations and strategic alliances could put
Competitive Companies at a competitive disadvantage.

The Telecommunications Act includes provisions which impose certain regulatory requirements on all local exchange carriers, including competitors such as Competitive Companies, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers, including ILEC's. The manner in which these provisions of the Telecommunications Act are implemented and enforced could harm Competitive
Companies' ability to successfully compete against ILEC's and other telecommunications service providers.

The changes in the Telecommunications Act radically altered the market opportunity for traditional competitive  access providers and CLECs. Due to the fact that most existing competitive access providers/CLECs initially entered the market providing

                                       54

dedicated access in the pre-1996 era, these companies had to build a fiber infrastructure before offering services. Switches were added by most competitive access providers/CLECs to take advantage of the opening of the local market. With the Telecommunications Act requiring unbundling of the local exchange carrier networks, competitive access providers/CLECs will now be able to more rapidly enter the market by installing switches and leasing trunk and loop capacity until traffic volume justifies building facilities. New CLECs will not have to replicate existing facilities and can be more opportunistic in designing and implementing networks.

A number of CLECs have entered or announced their intention to enter into one or more of the same markets as Competitive Companies. Competitive Companies believes that not all CLECs however, are pursuing the same target customers as Competitive
Companies. Demographically, business customers are divided into three segments: small, medium and large. Targeted cities are divided into three segments by population:
Tier 1, Tier 2 and Tier 3. As would be expected, each CLEC may focus on different combinations of primary and secondary target customers.

Competitive Companies has chosen to focus primarily on MDU's, residential, and small to medium size business customers in large Tier 1 and medium Tier 2 markets. To help distinguish Competitive Companies from competitors who have adopted a similar strategy, Competitive Companies offer potential customers "one-stop shopping" services through a single point of contact---either the agent with whom Competitive Companies has worked in the past or one of its marketing staff. In addition, Competitive Companies is actively pursuing MDU locations throughout all of its target markets which, in combination with its limited build strategy, is expected to allow Competitive
Companies to access its markets and provide a greater array of services more quickly than if Competitive Companies was to use a traditional build approach.

Competitive Companies believes the major interexchange carriers, such as AT&T, MCI
WorldCom and Sprint, have a two-pronged strategy:

o        Keep the regional Bell operating companies out of in-region long distance as long as possible

o        Develop facilities-based and unbundled local service

Competition for Provision of Long Distance Services

The long distance telecommunications industry has numerous entities competing for the same customers and a high average turnover rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. Competitive Companies expects to increasingly face competition from companies offering long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because they do not pay carrier access charges or universal service fees.

Data/Internet Service Providers

The Internet services market is highly competitive, and Competitive Companies expects that competition will continue to intensify. Its competitors in this market will include other Internet service providers, other telecommunications companies, online services providers and Internet software providers. Many of these competitors have greater financial, technological and marketing resources than those available to Competitive Companies.

                                       55

Competition from International Telecommunications Providers

Under the World Trade Organization agreement on basic telecommunications services, the United States and 72 other members of the World Trade Organization committed themselves to opening their respective telecommunications markets and/or foreign ownership and/or to adopting regulatory measures to protect competitors against anti-competitive behavior by dominant telecommunications companies. Although Competitive
Companies believes that this agreement could provide Competitive Companies with opportunities to compete in markets that were not previously accessible and to provide more reliable services at lower costs than Competitive Companies could have provided prior to implementation of this agreement, it could provide similar opportunities to its competitors and facilitate entry by foreign carriers into the U.S. market.
There can be no assurance that the pro-competitive effects of the World Trade
Organization agreement will not harm its business, financial condition and results of operations or that members of the World Trade Organization will implement the terms of this agreement.

Employees

As of December 31, 2000, Competitive Companies had 8 full-time and 4 part-time employees. Competitive Companies believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees while maintaining high employee productivity.

None of its employees are represented by a collective bargaining agreement. Competitive Companies believes that
Competitive Companies enjoys good relationships with its employees.

Legal Proceedings

Competitive Companies' subsidiary, Competitive Communications, was involved in certain arbitration with Personal Communications Spectrum V; an entity in which it has a 10%
ownership interest (the "Claimant").  The parties reached a settlement agreement in January 2001, whereby in exchange for full title to the systems and dismissal of all subsequent liabilities related to (i) the system, (ii) Personal Communications
Spectrum V, and (iii) its partners, Competitive Communications paid $250,000 cash.
In February 2001, the Company paid the $250,000 as full and complete consideration and received full liability releases. Management believes that such consideration approximates the fair market value of the systems.

Facilities

Competitive Companies is headquartered in Riverside, California, where Competitive
Companies leases approximately 3,100 square feet of offices and warehouse space for approximately $2,300 per month. The lease expires in 2002. Competitive Companies generally is provided minimal space at no charge, from 100 to 200 square feet, for its telecommunications equipment at each of the MDU's where Competitive Companies has systems installed.

Competitive Companies believes that its leased facilities are adequate to meet its current needs. However, as it begins to deploy additional systems and build its networks, Competitive Companies will need to increase its headquarters office space, add equipment rooms at newly contracted MDU's, and contract for co-location of switching facilities at ILEC's. Competitive Companies anticipates such facilities are available to meet its development and expansion needs in existing and projected target markets for the foreseeable future.

                                       56

                      COMPETITIVE COMPANIES MANAGEMENT

Competitive Companies' directors, executive officers and directors as of March 31, 2001, are as follows:

NAME                             AGE         TITLE                                   SERVED SINCE

David Kline II                   38          Chairman, C.E.O, President,                 1985
                                                  C.O.O. & Director

Larry Halstead                   57          Sec./Treas., C.F.O. &
                                             Director                                    1996

Michael Godfree                  59          V.P., Business Development
                                             & Director  1997

Jerald Woods                     52          V.P. & Director                             1997

The following is a brief summary of the business experience of these individuals:

David "DK" Kline II, is a co-founder and has served as president, chief operating officer and director since inception. In December 1999 he became the chairman of the board and chief executive officer on the death of his father, David Kline, Sr., who was a co-founder and served as Chairman and Chief Executive Officer from its founding in
1998. From 1996 to the present DK has served as the president of Competitive Communications,
Inc., its wholly owned subsidiary, and commenced serving as president of CCI Residential
Services, Inc. upon its incorporation in January 2000. From 1992 to 1996, DK served as president of Western Telephone & Television, Riverside, California. This was the
forerunner company of Competitive Communications, Inc. Western Telephone & Television
developed the concept of bundling telephone and cable television service for multi-dwelling units. DK is a factory certified technician on all the telephone systems, voice mail systems and cable headends Competitive Companies uses. DK co-authored and programmed its proprietary billing system. Since March 1999, he has spent over 95% of his time as Regional Account Manager with Electric Lightwave, Inc.. It is anticipated that he will reassume his duties at Competitive Companies on a full-time basis if and when Competitive Companies secures additional capital for the implementation of its future plans.  DK has a Bachelor of Arts in Chemistry from California Lutheran
University, 1984.

Larry Halstead has been Secretary/Treasurer, Chief Financial Officer and Director
since inception. He has served in the same capacity for Competitive Communications,
Inc. since 1996 and of CCI Residential Services, Inc. since January 2000. From 1994 to 1996 he was Executive Consultant Sales and Marketing for Integrated Cargo Management
Systems, Inc., of San Antonio, Texas, where he was responsible for designing, planning, developing, and marketing a satellite and cellular based cargo tracking and monitoring system. His background includes over 30 years in high technology based industries including computers and telecommunications, strategic business planning and development, sales and marketing, regulatory filing, logistics, and system build-out. From 1972 through 1994 he worked for I/O Computing, Long Beach, California, as Sales and Data
Processing Manager; EECO, Inc. Hotel Systems Division, Santa Ana, California, as
Marketing Service Manager and Planning Manager; for Standard Logic, Inc., Corona,
California, as Marketing Vice President; Compu-Source, El Toro, California, as Vice
President Sales & Marketing and Partner; and The Wellington Financial Group, San
Antonio, Texas, as Regional Director. While at EECO, Inc. and Standard Logic, Inc.
he spearheaded the development of the first system interface between a hotel
"private" telephone switch and a point-of-sale system with the hotel front desk computer system allowing for automated and immediate posting of charges to the guest's folio. From 1966 to 1997, Mr. Halstead held a number of command and other

                                       57

key positions in the U.S. Army and the Army Reserve, achieving the rank of Colonel upon retirement in 1997. From 1988 to 1991, he was Deputy Chief of Staff for Logistics
for a command covering most of the Western United States. From 1994 to 1997, as the Army's Emergency Preparedness Liaison Officer for Texas, he was responsible for coordinating F.E.M.A. and state emergency requirements with the Texas Adjutant
General and the F.E.M.A. Regional Director. Mr. Halstead received a Bachelor of
Science in Biology from the University of California, Irvine, 1977. He is a graduate of Air War College in 1987, and is certified as a Logistician by the U.S. Army.

Michael Godfree has been Vice President, Business Development and Director  since
1998. He has over fourteen years in the telecommunications industry. Since 1995 Mr.
Godfree has been president and a major stockholder of APMSAFE.COM (American Privacy
Management, Inc.), a company that develops and sells out of a patented algorithm, encryption products and public key infrastructure solutions for privacy problems on the electronic highway. In 2000 he also became a director of Biometric Verification
Inc., and Biometric Verification Holdings Inc. From 1986 to 1995 he provided telecommunications consulting services to the telecommunications industry through his company, TSC. While at
TSC he provided consultation in Federal Communications Commission filing and licensing requirements, and in both wireless and wireline infrastructure development. In 1984 he founded, and from
1984 to 1986, he was president of American National Cellular which was one of the initial private companies in the United States to offer individuals equity ownership in cellular phone infrastructure.  Mr. Godfree was educated at Newbattle Abbey College,
Dalkeith, Edinburgh, Scotland; Occidental College, Los Angeles; and the University
of Sussex, Brighton, England, from which he holds a Bachelor of Arts Degree in Law.

Jerald Woods has been Vice President and Director since 1998. From 1994 to 2000 he was an officer and director of APMSAFE.COM (American Privacy Management, Inc.), a company which has developed an encryption technology for the Internet. From 1988 to 1994 he was chairman and director for American Digital Communications, Inc. a public company which was involved in the build out of 220 and 800 Mega Hertz systems. Mr.
Woods has over fourteen years of telecommunications experience, and has co-founded five public companies. From 1984 to 1989 he hosted and produced "Breakthroughs in
Technology", an investment program specializing in high technology companies, which aired for thirty minutes, five-days per week on Financial News Network (FNN) prior to FNN being acquired by CNBC.

Election of Directors

Its Bylaws provide that the board of directors shall consist of five members until changed by amendment to the articles of incorporation or by amendment to the applicable section of the bylaws, adopted by the majority of the voting power of the corporation.
The board of directors voted to delay the filling of the board position vacated by David Kline, Sr. on his death in December 1999 until the merger closes.

Executive Compensation

The following table sets forth summary information concerning the compensation received for services rendered to Competitive Companies during the years ended December 31, 2000 and 1999, respectively by the Chief Executive Officer.  No other executive officers received aggregate compensation during its last fiscal year which exceeded, or would exceed on an annualized basis, $100,000. Other annual compensation consists of health and life insurance premiums and automobile lease payments.

                                       58

Summary Compensation Table

Annual Compensation

              Name and                                                                       All Other Annual
         Principal Position                Year         Salary (1)           Bonus             Compensation

David Kline, Sr.                         1999             $ 66,724            $    -              $   11,506
  Chief Executive Officer
David Kline II
  President                              1999             $  8,800                                $    4,954
  Chief Executive Officer &              2000             $  1,022                                $    4,270
     President
(1) Includes other personal items paid on behalf of Mr. Kline, Sr.

On December 23, 1999, the Board of Directors appointed David Kline II to assume the duties of
Chairman of the Board and Chief Executive Officer of Competitive Companies, Inc. This was in
addition to his duties as President. This appointment resulted from the sudden death of David
Kline, Sr. on December 23, 1999.

Employment Agreements

Competitive Companies has entered into five-year employment agreements with its president and secretary which require initial annual base salary of approximately $77,000 and $68,000 respectively, and unless earlier terminated, are subject to automatic extension for an additional period of two years.  The officers' annual base salaries will be increased to
$130,000 and $115,000, respectively if Competitive Companies is able to raise  $1,000,000 of investment capital.  The president has deferred compensation payable under his employment agreement until he begins to devote full time to the business of Competitive Companies.

In addition to their annual base salary, both of the executives are entitled to amounts under an executive bonus plan in any fiscal year in which its earnings before taxes and charitable contributions, called PT-PC, is $1,000,000 or more. Under the plan, 6% of the PT-PC is available for executive officers and an additional 6% for non-executive officers to be paid as cash bonuses no less often than annually. Through December 31,
1999, no amounts have been awarded under this plan.

In addition to the base salary, the president and secretary shall be entitled during the employment period to receive such additional benefits as may be provided for them or to which they may become entitled because his position, tenure, salary, age, health or other qualifications make them eligible to participate. Additional benefits means

o        Participation in bonus and incentive compensation plans or pools, stock option, bonus, award or purchase plans, retirement plans, and other benefit plans, if any;
o        Life, health, medical, dental, accident, and other personal insurance coverage provided for employees or their dependents;
o        Directors' and officers' liability insurance coverage and charter or bylaw provisions or contracts providing for indemnification of corporate personnel or elimination or limitation of their liabilities as such;
                                       59

o        Automobile or related compensation per guidelines approved by the board of directors;
o        Use of its property and facilities and other perquisites of employment;
o        Paid vacation, leave or holidays;
o        Any and all other compensation, benefits and perquisites of employment with
         Competitive Companies, if any, other than base salary; and
o        Reasonable moving and personal expenses in connection with company required relocations.

The employment of the president and secretary terminates on the date of the occurrence of any of the following events:

o        Expiration of the employment period

o        The death of the president or secretary, respectively

o        Fifteen days after the date on which Competitive Companies has given the president or secretary written notice of the termination of employment by reason of permanent physical or mental incapacity that prevents him from performing the essential elements of his respective position for a period of six consecutive months or more as determined by a medical professional selected by it, in its sole discretion, and by it acting in good faith

o        After five days' written notice to the president or secretary for cause, which shall include only the following:

o        Intentional misconduct or gross negligence by the president or secretary in the course of employment

o        The commission or perpetration by the president or secretary of any fraud against Competitive Companies or others in connection with his employment

o        The commission by the president or secretary of such acts or dishonesty, fraud or misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties

o        Knowingly causing or permitting Competitive Companies to violate any law, which violation shall have a material effect on Competitive Companies

o        The failure to perform, breach, or violation by the president or secretary of any of his material obligations under the agreement which continues after fifteen days' written notice has been given to him by it specifying the failure to perform, breach, or violation

o        Upon at least sixty days' advance written notice by the president or secretary

o        Upon at least sixty days' advance written notice by it based solely on concurrence of a minimum of 4/5th of the board of directors

In the event the president's or secretary's employment under the employment agreement is terminated for the reasons set forth in bullet points 3 or 6 above, it shall pay the president or secretary an amount equal his then base salary multiplied by twenty-four months and shall continue to provide his medical insurance for a period of twenty four months following such termination.

                                       60

Upon any termination

o        The president's or secretary's estate in the case of death shall immediately be paid all accrued base salary which would otherwise be due and payable and accrued vacation pay, all to the date of termination.
o        Benefits accrued under its benefit plans, if any, will be paid in accordance with such plans.
o        Bonuses shall be paid at the end of the fiscal year if earned, with the amount prorated by the number of days during the fiscal year the president or secretary was employed.

The president or secretary have agreed that during the term of their respective employment, they will not engage, directly or indirectly, or be interested as director, officer, partner, consultant, principal, shareholder, or otherwise in any firm, corporation, or other entity in the business of developing, producing, distributing, or selling any product competitive with its products in any geographic area in which it engages in the same or similar business without its express written consent.

Compensation of Directors

Competitive Companies has not agreed to pay its directors who are not officers or employees any stated salary, but by resolution of the board a fixed sum and expense of attendance, if any, may be allowed for attendance at each regular and special meeting of the board or its committees. On the date of appointment to the board, each board member or employee board member shall be granted an option to purchase at the fair market value an aggregate of 5,000 shares of Class A common stock. The option shall vest and become exercisable at the rate of 20% per year after the expiration of the first year following the date on which the option is granted and shall be exercisable in full only after the expiration of five 5 years following the date the option was granted.

Executive Bonus Plan (ExBP)

The ExBP Plan for Competitive Communications was adopted in April 1996. The plan is intended to enables it to recruit, reward, retain and motivate employees and to attract and retain outside directors, agents and consultants on a basis competitive with industry practices. Under the plan, 6% of pre-tax-pre-charitable contribution (PT-PC)
for executive officers and an additional 6% PT-PC for non-executive officers will be paid as cash bonuses no less often than annually.

The ExBP Plan will be administered by the board of directors or the compensation committee of the board of directors. The committee has sole authority and discretion under the ExBP Plan to designate eligible participants and determine the conditions and limitations applicable to such awards, if any. The awards may be granted singly or together with other awards, or as replacement of, in combination with, or as alternatives to, grants or rights under the ExBP Plan or other employee benefit plans. Awards under the ExBP Plan may be issued based on past performance, as an incentive for future efforts or contingent upon the future performance.  No amounts have been awarded under the Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 1998, Competitive Companies agreed to purchase Competitive Communications, Inc.
from Mr. David Kline II for 1,000,000 shares of its Class A, Convertible Preferred
Stock. Mr. Kline II owned a 100% equity interest in Competitive Communications.
Management believes that the quality and pricing of these assets acquired were comparable to those available from unrelated vendors.

                                       61

                  COMPETITIVE COMPANIES PRINCIPAL STOCKHOLDERS

             Name                                  Number of Shares           Percentage before      Percentage after
                                                                                    Merger                 Merger

           Michael Godfree                            275,000                       5.6                    4.6

           Larry Halstead                             315,000                       6.4                    5.2

           David Kline II                             1,750,000                     35.6                   29.0

           Richard Moore                              260,500                       5.3                    4.3

           Jerald Woods                               218,600                       4.5                    3.6

           All directors and named executive          2,558,600                     52.1                   42.4
           officers (as a group of 4 persons)

This table is based upon information derived from its stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Competitive Companies believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable before merger percentages are based upon
4,912,061 shares of Common Stock outstanding as of March 31, 2001.  Applicable after-merger percentages are based upon 6,037,061 shares of Common Stock outstanding as of March 31, 2000, including the 125,000 shares to be issued to Williams Law Group and the 1,000,000 shares to be issued to Huntington Partners.

Transfer agent and registrar

The transfer agent and registrar for its stock is Competitive Companies, Inc. Attn:
Larry Halstead, 3751 Merced Drive, Suite A, Riverside, California 92503.

                           ACQUISITION OF ASSETS FROM
                   HUNTINGTON TELECOMMUNICATIONS PARTNERS, LP

On August 7, 2000, Huntington Telecommunications Partners, LP, a California limited partnership, Third Enterprise Service Group, and Competitive Companies entered into an asset purchase agreement.  The agreement will close immediately following the closing of the merger.

The agreement covers all the assets of Huntington Partners which are part of the private telephone and cable television systems owned by Huntington Partners and installed under right of entry agreements at four apartment complexes in California.
Right of entry agreements include private telephone service to residents at all four complexes that is provided under telephone and cable television services for residents at two of the four complexes.

The purchase price payable by Third Enterprise Service Group to Huntington Partners
at closing is one million shares of common stock of Third Enterprise Service Group.
The initial purchase price will be increased, if at all, as provided in the one million shares of Class B preferred stock to be issued as additional payment for the assets.
If the average of the closing bid price for the Third Enterprise Service Group's common stock for the adjustment period is less than $3.00 per share, Third Enterprise
Service Group will issue to Huntington Partners additional shares of its common stock so that the total number of shares received by the Huntington Partners, including common stock delivered on account of the Initial purchase price, when valued at the opening price shall have an aggregate nominal value of $3,000,000.
If the opening price is $3.00 or over per share, no additional shares shall be issued. For purposes of determining the opening price, purchases of common stock by the Third Enterprise Service Group or its affiliates or persons controlled by the Third Enterprise Service Group or its affiliates shall be disregarded.  The adjustment period refers to the five business day period immediately following the closing; provided however, that if trades have not been executed on at least three of those five days, the adjustment period shall be extended until the common stock shall have been traded on at least three days, and the average closing bid price for those three trading days shall be the opening price.

                                       62

The agreement also provides that the shareholders of Third Enterprise Service Group existing immediately prior to closing shall not be liable for any liabilities attributed to Third Enterprise Service Group, and the parties further agreed not to seek, demand, request or sue such shareholders for any losses caused by or attributed to Third
Enterprise Service Group.

The agreement has been approved by Huntington Partners in accordance with the terms of the partnership agreement. The agreement has been approved by shareholders owning
100% of the stock of Third Enterprise by written consent.

                     THIRD ENTERPRISE SERVICE GROUP BUSINESS

History and Organization

Third Enterprise Service Group is a private Florida corporation formed in April
1999 with no assets or operations originally formed to acquire a private company such as Competitive Companies.

Operations

Third Enterprise Service Group does not currently engage in any business activities that provide any cash flow. The costs of identifying, investigating, and analyzing the merger with Competitive Companies have been and will continue to be paid with money in Third Enterprise Service Group's treasury or paid as a capital contribution by management. This is based on an oral agreement between management and Third
Enterprise Service Group.

Employees

Third Enterprise Service Group presently has no employees. Its officer and director is engaged in other business activities.

Properties

Third Enterprise Service Group is presently using the office of Michael T. Williams,
2503 W. Gardner Ct., Tampa FL, at no cost. Such arrangement is expected to continue only until the merger is closed, although there is currently no such agreement between
Third Enterprise Service Group and Mr. Williams. Third Enterprise Service Group at
present owns no equipment, and does not intend to own any.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Third Enterprise Service Group's common stock as of March 31, 2001 by

                                       63

        o   Each shareholder known to own beneficially more than 5% of the common stock
        o   Each executive officer
        o   Each director
        o   All directors and executive officers as a group:

       Name                                Number of Shares        Percentage       Number of Shares         Percentage after
                                           Pre-Merger              before merger    Post-Merger              merger
       Williams Law Group, P.A.  (1)       1,000,000                    100%        125,000                       2.1
       (2) 100
       100%
       2503 W. Gardner Ct.
       Tampa FL 33611

       All    directors   and   named      1,000,000                    100%        125,000                       2.1
       executive  officers as a group (one
       person)

This table is based upon information derived from Third Enterprise Service Group's stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Third Enterprise Service Group believes that the stockholder named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 1,000,000 shares of common stock outstanding as of March 31, 2001 and 6,037,061 shares outstanding at the closing of the merger.

        (1) Michael T. Williams, Esq., president and director of Third Enterprise
            Service Group, is the principal of Williams Law Group and accordingly is deemed a beneficial owner of these securities. These shares were issued upon formation in a transaction exempt from registration under section 4(2) of the 1933 Act.
        (2) Competitive Companies has agreed to assume Third Enterprise Service
            Group's obligation for legal fees payable to Williams Law Group, P.A.
            for the preparation of this registration statement in the amount of
            2.1% of the issued and outstanding shares following the merger. Accordingly,
            Competitive Companies will issue Williams Law Group 125,000 shares upon effectiveness of this registration statement. Simultaneously, the shares of Third Enterprise Service Group that were originally issued to Williams
            Law Group for aggregate consideration of $79 upon formation of Third
            Enterprise Service Group will be redeemed for an aggregate of $79.

Mr. Williams may be deemed Third Enterprise Service Group's founder, as that term is defined under the Securities Act of 1933.

Directors and Executive Officers

The following table and subsequent discussion sets forth information about Third
Enterprise Service Group's director and executive officer, who will resign upon the closing of the Competitive Companies merger. Third Enterprise Service Group's director and executive officer was elected to his position in April, 1999.

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 Name                                           Age                    Title

 Michael T. Williams                            52                     President, Treasurer and Director

Since 1975 Mr. Williams has been in the practice of law, initially with the US Securities and Exchange Commission until 1980, and since then in private practice. Originally his practice was a business and securities practice until mid 1992, when he also commenced a personal injury practice. In September 1997, he closed the personal injury practice and returned full time to a business and securities practice. He was also chief executive officer of Florida Community Cancer Centers, Dunedin, FL from 1991-1995. He received a BA from the University of Kansas and a JD from the
University of Pennsylvania.

Williams Law Group represents this and the following nine other registrants that have filed similarly structured registration statements on Form S-4:

        o Sixth Business Service Group
        o First Enterprise Service Group
        o Ninth Enterprise Service Group
        o Brilliant Sun Industry Co.
        o NetConnect Systems
        o CareerTek Acquisition
        o Adar Alternative One
        o Adar Alternative Two
        o First Irving Strategic Group

None of these registration statements has been declared effective. Except for Adar
Alternative One and Adar Alternative Two, Mr. Williams is an officer and/or a director of all these companies for administrative purposes only. All of the private companies were located by clients of the Williams Law Group or by representatives of the private companies calling Williams Law Group directly. Just as in this filing, all of the private companies agreed to reimburse the registrants for outstanding obligations, including legal fees owed to Williams Law Group. Neither Williams Law Group nor Mr.
Williams will have any continuing relationship with the surviving companies after the mergers close. No compensation is payable to Mr. Williams individually by these companies. The only fees paid to him have been and will continue to be paid as legal fees to his firm in the form of cash and stock retained after the merger.

Michael T. Williams, Esq. of the Williams Law Group represented the following company that filed a similar registration statement on Form S-4 which was declared effective in 1997:

        o Thrucomm

Mr. Williams received legal fees and was allowed to retain an equity interest in the surviving company in this transaction as well.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to Third Enterprise Service Group in all capacities during the period ended December 31, 2000, by its executive officer.

                                       65

Name and Principal Position            Annual Compensation - 2000
                                       Salary                  Bonus               Number of Shares Underlying Options

Michael T. Williams, President         None                    None                None

Certain Relationships and Related Transactions

Competitive Companies has agreed to assume Third Enterprise Service Group's obligation for legal fees payable to Williams Law Group, P.A. for the preparation of this registration statement in the amount of 2.1% of the issued and outstanding shares following the merger. Third Enterprise Service Group believes these fees to be as favorable as could have been obtained from an unaffiliated party for a transaction structured in this manner. Accordingly, Competitive Companies will issue Williams Law Group
125,000 shares upon effectiveness of this registration statement. Simultaneously, the shares of Third Enterprise Service Group that were originally issued to Williams
Law Group for aggregate consideration of $79 upon formation of Third Enterprise
Service Group will be redeemed for an aggregate of $79.

Legal Proceedings

Third Enterprise Service Group is not a party to or aware of any pending or threatened lawsuits or other legal actions.

          DESCRIPTION OF THIRD ENTERPRISE SERVICE GROUP CAPITAL STOCK

                                            Authorized Capital Stock                  Shares Of Capital Stock Outstanding

                                            Before Merger        After Merger         Before Merger        After Merger
Common                                      50,000,000           46,000,000           125,000              6,037,061

Preferred                                   20,000,000           4,000,000            None                 4,000,000 -Class A

Common stock

Third Enterprise Service Group is authorized to issue 50,000,000 shares of no par common stock. After reincorporation in Nevada, it will be authorized to issue 46,000,000 shares of no par common stock. As of March 31, 2001, there were 1,000,000 shares of common stock outstanding held of record by 1 stockholder. There will be 6,037,061 of common stock held of record by 127 your shareholders stockholders after giving effect to the issuance of the shares of common stock under this prospectus/consent solicitation.

The shares of Third Enterprise Service Group and Competitive Companies are not listed or qualified for trading on any exchange or market.

Before and after the merger, the holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.
The common stock has no preemptive or conversion rights or other subscription rights.
There are no sinking fund provisions applicable to the common stock.

                                       66

Preferred stock

Third Enterprise Service Group is authorized to issue 20,000,000 shares of preferred stock. After reincorporation in Nevada, it will be authorized to issue 4,000,000 shares of preferred stock. There are no shares of preferred stock outstanding.

The merger agreement provides that at the closing of the merger, Third Enterprise
Service Group will issue 4,000,000 shares of Series A preferred stock on a one share for one share basis with existing preferred stockholders of Competitive Companies.
These shares will not be registered for resale and will be issued in reliance on the exemption from registration set forth in section 4(2) of the 1933 Act in that, among other reasons, all holders of these shares were either insiders or had already made an investment decision to own common stock of Competitive Companies.

Class A preferred stock

4,000,000 shares of Class A convertible preferred stock were issued by Competitive
Companies to various founding stockholders and management in December 1999. These
4,000,000 shares are convertible into 20,000,000 shares of common stock. Conversion may occur at any time, in whole or in part up to the number of shares set forth below with the achievement of the following events for a period commencing on the date such event was achieved and ending on December 31, 2010.

The conversion events are as follows:

Event                                                            Number of shares of common
                                                                 stock issued upon conversion

Achieving 100% increase in the combined number of owned MDUs     10,000,000
passings plus non-MDU customers

Achieving 10,000 customers in the combined number of owned MDU   5,000,000
passings and non-MDU customers

Achieving 20,000 customers in the combined number of owned MDU   5,000,000
passings and non-MDU customers

        o   An MDU passing is an individual apartment under direct contract with
            Competitive Companies for telephone, television or Internet service.
        o   A non-MDU customer is a non-apartment residential or business customer that is counted once for each major service to which they subscribe.

The conversion rate is subject to proportional adjustment in the event of a stock split, stock dividend or similar recapitalization event effecting such shares. Holders of the Class A preferred shares are not entitled to preferential dividend rights, redemption or voting rights. They are not entitled to vote on the merger.

                                       67

Issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. Third
Enterprise Service Group currently has no plans to issue any shares of preferred stock before the merger.

Options.

The merger agreement provides that at the closing of the merger, Third Enterprise
Service Group will agree to issue an option having the same terms and conditions as the following option that exists with respect to Competitive Companies:

Competitive Companies currently has 4,470,000 outstanding non-statutory options to the following:

          Name             Number of Option     Exercise Price         Number Currently Exercisable

     David Bower                 100,000            $0.001                       60,000
     James Gibson                 50,000            $1.00                             0
     Larry Halstead            1,000,000            $0.001                      600,000
     James Healey                 50,000            $1.00                             0
     Veronica Hernandez            5,000            $0.001                        3,000
     Vladimir Joncich             30,000            $0.001                       18,000
     Judy Kline                2,625,000            $0.001                    1,575,000
     David Loving                 15,000            $0.001                        9,000
     Heidi Newson                  5,000            $0.001                        3,000
     Russell Preston             200,000            $0.001                      200,000
     Russell Preston             300,000            $0.85                             0
     Thanh Vu                     75,000            $0.001                       45,000
     Linda Wright                 15,000            $0.001                        9,000

     Total                     4,470,000                                      2,522,000

The general terms to exercise the options for all except James Healey and James
Gibson are the same. Exercise dates and amounts which can be exercised vary. No options may be exercised until two years after initial grant of the individual option.
Options are normally exercisable over a five year period as follows: at the end of:

        o First year - 0%,
        o Second year - 40%
        o Third through fifth year - 20% each year.

Mr. Healey and Mr. Gibson are independent agents for the sale of its products. The options granted require certain levels of performance from them in order for them to exercise each level.

Dividends

Third Enterprise Service Group has never paid any dividends and does not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent And Registrar

                                       68

Third Enterprise Service Group is the transfer agent and registrar for Third Enterprise
Service Group's common stock.

      COMPARISON OF RIGHTS OF THIRD ENTERPRISE SERVICE GROUP STOCKHOLDERS
                     AND COMPETITIVE COMPANIES STOCKHOLDERS

Because Third Enterprise Service Group will change its state of incorporation, articles and bylaws to be the same as those of Competitive Companies, the rights of stockholders of Competitive Companies will not change as a result of the merger.

Nevada

The rights of the stockholders of Competitive Companies will be governed by applicable
Nevada law. Competitive Companies' articles of incorporation and bylaws are consistent with the provisions of Nevada law. Competitive Companies' certificate of incorporation and bylaws have been filed as an exhibit to this registration statement.

The following summaries do not provide a complete description of the specific rights of Competitive Companies stockholders which are governed by the provisions of Nevada law and the certificate of incorporation and bylaws that are exhibits to this registration statement.

Directors

Under Section NRS 78.115, the business of every corporation must be managed by a board of directors or trustees, all of whom must be natural persons who are at least
18 years of age. A corporation must have at least one director, and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors within a fixed minimum and maximum, and for the manner in which the number of directors may be increased or decreased. Directors need not be stockholders.

Removal of Directors

Section NRS 78.335 concerning removal of directors provides:

        o   Any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two/thirds of the voting power of the issued and outstanding stock

        o   All vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum. When one or more directors give notice of his or their resignation to the board, effective at a future date, the board may fill the vacancy or vacancies to take effect when the resignation or resignations become effective, each director being appointed to hold office during the remainder of the term of office of the resigning director or directors.

Quorum at Meeting of Directors

                                       69

Section NRS 78.315 of Nevada law provides that a quorum at a board of directors meeting shall be not less than a majority of the directors.

Special Stockholder Meetings

Special meetings of the stockholders may be called by the president or by the directors, and shall be called by the clerk, or in case of the death, absence, incapacity or refusal of the clerk, by any other officer, upon written application of one or more stockholders who are entitled to vote at the meeting and who hold at least one-tenth part in interest of the capital stock entitled to vote at the meeting, stating the time, place and purposes of the meeting,

Notice of Meeting of the Stockholders

Section NRS 78.370 of Nevada law provides that stockholders will receive written notice of any meeting where they are required or permitted to take any action.

Stockholder Action without a Meeting

Under NRS 78.320 of Nevada law, unless otherwise provided in the articles of incorporation, stockholders may take any action without a meeting if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be required to authorize or take such action at a meeting if all shares were present and voted.

Amendment to Articles of Incorporation

Under NRS 78.390 of Nevada law, an amendment to the articles of incorporation requires the approval of the corporation's board and the affirmative vote of a majority of the outstanding shares entitled to vote.

                             AVAILABLE INFORMATION

Neither Competitive Companies nor Third Enterprise Service Group are subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, do not file periodic reports, information statements or other information with the Commission. Third Enterprise Service Group has filed with the Commission a registration statement on Form S-4 under the Securities Act.
Thus, it will be subject to the reporting requirements of the Exchange Act during the year in which this registration statement is declared effective. These requirements require it to file periodic reports, information statements or other information with the Commission. Thereafter, it will continue to be subject to these requirements by filing a registration statement to register its class of common stock under section
12 of the Exchange Act on Form 8-A. This prospectus/consent solicitation constitutes the prospectus/consent solicitation of Third Enterprise Service Group that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at
Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies
of such materials may be obtained at prescribed rates from the Public Reference
Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC
20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information

                                       70

and information statements and other information regarding registrants that file electronically with the Commission.

                                  LEGAL MATTERS

The validity of the shares of Third Enterprise Service Group common stock being offered by this prospectus/consent solicitation and certain federal income tax matters related to the exchange are being passed upon for Third Enterprise Service Group by Williams Law Group, P.A., Tampa, FL. Mr. Williams is the sole officer and director of and beneficially owns 1,000,000 shares pre merger and 125,000 shares post merger of the stock of Third Enterprise Service Group.

                                       71

                 APPENDIX - DISSENTERS' RIGHTS UNDER NEVADA LAW

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
        (Added to NRS by 1995, 2086)
        NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
        (Added to NRS by 1995, 2087)
        NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation.
        (Added to NRS by 1995, 2087)
        NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
        (Added to NRS by 1995, 2087; A 1999, 1631)
        NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
        (Added to NRS by 1995, 2087)
        NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.
        (Added to NRS by 1995, 2087)
        NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.
        (Added to NRS by 1995, 2087)
        NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
        (Added to NRS by 1995, 2087)
        NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.
        (Added to NRS by 1995, 2087)
        NRS 92A.350 Rights of dissenting partner of domestic limited partnership.
A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
        (Added to NRS by 1995, 2088)
        NRS 92A.360 Rights of dissenting member of domestic limited-liability company.
The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

                                       72

        (Added to NRS by 1995, 2088)
        NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.
        1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.
        2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
        (Added to NRS by 1995, 2088)
        NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.
        1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:
        (a) Consummation of a plan of merger to which the domestic corporation is a party:
                (1) If approval by the stockholders is required for the merger by
NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or
                (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.
        (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.
        (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.
        2. A stockholder who is entitled to dissent and obtain payment under NRS
92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.
        (Added to NRS by 1995, 2087)
        NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.
        1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National
Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:
        (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or
        (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:
                (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:
                        (I) The surviving or acquiring entity; or
                        (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included

                                       73

in the national market system by the National Association of Securities Dealers, Inc.,
or held of record by a least 2,000 holders of owner's interests of record; or
                (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).
        2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.
        (Added to NRS by 1995, 2088)
        NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.
        1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.
        2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:
        (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and
        (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.
(Added to NRS by 1995, 2089)
        NRS 92A.410 Notification of stockholders regarding right of dissent.
        1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.
        2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters'
rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.
        (Added to NRS by 1995, 2089; A 1997, 730)
        NRS 92A.420 Prerequisites to demand for payment for shares.
        1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:
        (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
        (b) Must not vote his shares in favor of the proposed action.
        2. A stockholder who does not satisfy the requirements of subsection 1 and
NRS 92A.400 is not entitled to payment for his shares under this chapter.
        (Added to NRS by 1995, 2089; 1999, 1631)
        NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.
        1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.
        2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:
        (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;
        (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

                                       74

        (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;
        (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and
        (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.
        (Added to NRS by 1995, 2089)
        NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.
        1. A stockholder to whom a dissenter's notice is sent must:
        (a) Demand payment;
        (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and
        (c) Deposit his certificates, if any, in accordance with the terms of the notice.
        2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
        3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.
        (Added to NRS by 1995, 2090; A 1997, 730)
        NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.
        1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
        2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
        (Added to NRS by 1995, 2090)
        NRS 92A.460 Payment for shares: General requirements.
        1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:
        (a) Of the county where the corporation's registered office is located; or
        (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office.
The court shall dispose of the complaint promptly.
        2. The payment must be accompanied by:
        (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;
        (b) A statement of the subject corporation's estimate of the fair value of the shares;
        (c) An explanation of how the interest was calculated;
        (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and
        (e) A copy of NRS 92A.300 to 92A.500, inclusive.
        (Added to NRS by 1995, 2090)
        NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.
        1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

                                       75

        2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.
        (Added to NRS by 1995, 2091)
        NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.
        1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.
        2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.
        (Added to NRS by 1995, 2091)
        NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
        1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
        2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.
        3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
        4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value.
The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
        5. Each dissenter who is made a party to the proceeding is entitled to a judgment:
        (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or
        (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
        (Added to NRS by 1995, 2091)
        NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.
        1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

                                       76

        2. The court may assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:
        (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or
        (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.
        3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
        4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.
        5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.
        (Added to NRS by 1995, 2092)

                                       77

                              FINANCIAL STATEMENTS

                                                           PAGE
Competitive Companies                                       79

Huntington Partners                                         94

Third Enterprise Service Group                              104

                                       78

                           COMPETITIVE COMPANIES, INC.
                                 AND SUBSIDIARY

--------------------------------------------------------------------------------

                                                                    Page

Independent Auditors' Report                                         80

Consolidated Financial Statements:

      Balance Sheet as of December 31, 2000                          81

      Statements of Operations for the years ended
          December 31, 2000 and 1999                                 82

      Statements of Stockholders' Equity for the years
          ended December 31, 2000 and 1999                           83

      Statements of Cash Flows for the years ended
          December 31, 2000 and 1999                                 84

      Notes to Financial Statements                                  85

--------------------------------------------------------------------------------

                                       79

INDEPENDENT AUDITORS' REPORT

To the Stockholders of Competitive Companies, Inc.:

We have audited the accompanying consolidated balance sheet of Competitive Companies,
Inc. and subsidiaries (the "Company") as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with accepted auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December
31, 2000, and the results of its operations and cash flows for the years ended December
31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

KINGERY, CROUSE & HOHL, P.A.

April 2, 2001
Tampa, FL

                                       80

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

               CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2000

-----------------------------------------------------------------------------------------------

       ASSETS

       CURRENT ASSETS:
          Cash and cash equivalents                                         $  230,298
          Receivables:
             Accounts, net of allowance for doubtful accounts of $66,019       173,579
             Unbilled                                                           21,659
          Prepaid expenses and other current assets                              4,202
             Total current assets                                              429,738

       PROPERTY AND EQUIPMENT - NET                                            561,609

       OTHER ASSETS                                                             66,346

       TOTAL                                                               $ 1,057,693
                                                                           ==============

       LIABILITIES AND STOCKHOLDERS' EQUITY

       CURRENT LIABILITIES:
       Accounts payable                                                     $   79,403
       Due to affiliate                                                         61,334
       Current maturities of long-term debt                                     65,319
       Current maturities of capital lease obligations                          83,129
       Accrued and other liabilities                                            18,233
             Total current liabilities                                         307,418

       LONG-TERM DEBT (net of current maturities)                              290,425

       CAPITAL LEASE OBLIGATIONS (net of current maturities)                    14,197
             Total liabilities                                                 612,040

       COMMITMENTS AND CONTINGENCIES

       STOCKHOLDERS' EQUITY:
       Class A convertible preferred stock, $0.001 par value;
           4,000,000 shares authorized, issued and outstanding
           with a liquidation value of $40,000                                    4,000
       Class A common stock, $0.001 par value, 46,000,000 shares authorized;
           4,912,061 shares issued and outstanding                                4,912
       Additional paid-in capital                                            16,702,161
       Deficit                                                              (16,265,420)
            Total stockholders' equity                                          445,653

       TOTAL                                                                $ 1,057,693
                                                                           =============

-----------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                       81

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

-----------------------------------------------------------------------------------------------------

                                                               2000                       1999

   REVENUES                                              $  1,555,799           $      1,452,489

   COSTS OF REVENUES                                        1,094,392                  1,095,455

   GROSS PROFIT                                               461,407                    357,034

   OTHER OPERATING EXPENSES:
     Stock based compensation expense                          60,000                 15,443,277
     Depreciation                                             102,407                     88,781
     Employee compensation and benefits                       228,427                    145,974
     Occupancy                                                 27,501                     28,803
     Professional fees                                         95,444                     66,501
     Provision for bad debt                                    40,183                     23,282
     General and administrative                                41,991                    209,964

            Total other operating expenses                    595,953                 16,006,582

   LOSS FROM OPERATIONS                                      (134,546)               (15,649,548)

   OTHER EXPENSE - Interest expense                           (50,206)                   (77,343)

   NET LOSS                                               $  (184,752)           $   (15,726,891)
                                                         =================       ====================

   NET LOSS PER SHARE:
     Basic and diluted                                    $     (0.04)           $        (3.82)
                                                         =================       ====================
     Weighted average number of shares - basic and
       diluted                                              4,912,061                  4,118,000
                                                         =================       ====================

-----------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                       82

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

---------------------------------------------------------------------------------------------------------------------------------------

                                    Class A                 Class A          Additional
                                   Common Stock           Preferred Stock     Paid- in      Accumulated    Subscription
                                Shares       Amount   Shares         Amount   Capital       (Deficit)      Receivable        Total
Balances, January 1,
    1999                      3,384,700     $ 3,385   1,000,000     $1,000      $34,030   $ (353,777)      $       -        $ (315,362)

Sale of common stock            855,000         855                             854,145                      (57,500)          797,500

Sale of common stock at
    discount for services       383,852         384                             383,468                                        383,852

Issuance of common stock
    for services                119,425         119                             119,306                                        119,425

Issuance of common stock
    for conversion of debt      109,084         109                             108,975                                        109,084

Issuance of options for
    Services                                                                    245,000                                        245,000

Issuance of Class A
   Convertible Preferred
   Stock                                               3,000,000      3,000  14,997,000                                     15,000,000

Stock issuance costs                                                            (99,703)                                       (99,703)

Net loss                                                                                  (15,726,891)                     (15,726,891)

Balances, December 31, 1999   4,852,061       4,852    4,000,000      4,000  16,642,221  (16,080,668)        (57,500)          512,905

Issuance of common stock
    for services                 60,000          60                              59,940                                         60,000

Collection of receivable                                                                                      57,500            57,500

Net Loss                                                                                    (184,752)                         (184,752)

Balances, December 31, 2000   4,912,061     $ 4,912    4,000,000     $4,000 $16,702,161 $(16,265,420)       $      0       $   445,653
                           ============= =========== ============ ========= =========== ==============      ============   ============

---------------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                       83

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

---------------------------------------------------------------------------------------------------------------------------------------

                                                                                              2000                  1999
  CASH FLOWS FROM OPERATING ACTIVITIES:
        Net loss                                                                        $  (184,752)        $ (15,726,891)
       Adjustment to reconcile net loss to net cash provided by (used in)
       operating activities:
         Depreciation                                                                       102,407                88,781
         Net change in allowance for bad debts                                              (20,550)               23,282
         Non-cash compensation                                                               60,000            15,443,277
         Non-cash interest expense                                                                -                 9,084
       Changes in assets and liabilities, net:
         Decrease (increase) in receivables                                                  25,066               (57,114)
         Decrease in prepaid expenses                                                         6,375                 1,876
         Increase in other assets                                                           (20,261)               (7,079)
         Decrease in accounts payable                                                       (30,314)             (102,349)
         Increase in due to affiliate                                                        61,334
         Increase (decrease) in accrued and other liabilities                                10,512               (19,028)
         Decrease in due to bank                                                                  -               (13,675)
  NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                         9,817              (359,836)

  CASH FLOWS FROM INVESTING ACTIVITIES-
        Purchases of property and equipment                                                 (24,237)              (45,927)

  CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from issuance of common stock                                               57,500             1,102,500
        Cash paid for stock issuance costs                                                        -               (99,703)
        Repayments of long-term debt                                                        (75,796)              (60,573)
        Repayments of capital lease obligations                                            (101,892)             (101,941)
        Repayments of stockholder advances                                                  (35,766)              (33,848)
  NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                                      (155,954)              806,435

  NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                     (170,374)              400,672

  CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                              400,672                     -

  CASH AND CASH EQUIVALENTS, END OF YEAR                                                $   230,298           $   400,672
                                                                                    =================     =================

  SUPPLEMENTAL DISCLOSURE OF CASH FLOW
      INFORMATION - Interest paid                                                       $    50,206           $    68,259
                                                                                    =================     =================

---------------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                       84

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                          NOTES TO FINANCIAL STATEMENTS
            AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Competitive Companies, Inc. (the "Parent") was incorporated under the laws of the state of Nevada in March 1998. In 1998, the Company acquired all of the assets and assumed all of the liabilities of Competitive Communications, Inc. ("CCI"), which was incorporated under the laws of the state of California in February 1996. CCI is the successor to Western Telephone & Television, which was founded in 1985.

As consideration for the acquisition of CCI, the Parent issued 3,302,700 shares of its Class A common stock and 1,000,000 shares of its Class A convertible preferred stock to management and ownership of CCI. Because the management of CCI and the
Parent were effectively the same, the combination has been accounted for in accordance with an interpretation of Accounting Principles Board Opinion No. 16, entitled "Transfers and Exchanges Between Companies Under Common Control." This interpretation requires the assets and liabilities so transferred to be accounted for at historical cost in a manner similar to that used in pooling of interests accounting. Accordingly, the accompanying consolidated financial statements reflect the combination as if it had been completed on January 1, 1998.

CCI and its Parent (collectively, the "Company") provide telephone, cable television, long distance/interexchange, and public telephone service to customers who live in multi-tenant residential buildings. The Company's operations are located in Riverside,
California and approximately 80% of its customers are California residents.

In addition to the above, in January 2000, the Parent formed CCI Residential Services,
Inc. ("CCIR"). This entity, which is a wholly owned subsidiary of the Parent, intends to offer and expand on the residential services currently being provided by CCI, while CCI will focus on developing revenue streams from other services.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company's financial statements are prepared using the accrual method of accounting.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent,
CCI and CCIR. Significant inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition

Revenues are recognized in the month in which the service is provided. Amounts that are not billed by the end of year are classified as unbilled in the accompanying balance sheet.

                                       85

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ significantly from those estimates.

Financial Instruments

The Company believes the book value of their cash and cash equivalents, receivables, accounts payable and accrued and other liabilities approximates their fair values due to their short-term nature. In addition, management believes the book value of their notes payable, long-term debt and capital lease obligations approximates their fair values as the current interest rates on such items approximate rates at which similar types of lending and/or borrowing arrangements could be currently negotiated by the Company.

Long-Lived Assets

The Company periodically reviews its long-lived assets for indications of impairment.
If the value of an asset is considered impaired, an impairment loss would be recognized.
At December 31, 2000, management believes all of its long-term assets are recoverable.

Property and Equipment

Property and equipment are stated at cost. Major additions are capitalized, while minor additions and maintenance and repairs which do not extend the useful life of an asset are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the assets' estimated useful lives of five to ten years.

Income Taxes

Income taxes are accounted for under the liability method. Under the liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the tax bases of assets and liabilities and their financial statement carrying amounts.
Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date. Temporary differences between financial and taxable reporting arise primarily from certain stock based compensation (stock based compensation arising from the Class A Preferred Stock is considered to be a permanent difference) which is included in the determination of net loss, but is not reported for tax return purposes until the exercise and or sale of such securities.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, and receivables.
With respect to cash and cash equivalents, at December 31, 2000, the Company maintains all of its cash and cash equivalents in deposit accounts with three high quality financial institutions, which deposit accounts at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

                                       86

With respect to accounts and unbilled receivables, the Company performs ongoing credit evaluations of its customers and has certain collection measures in-place to limit the potential for significant losses. Substantially all of the receivables included in the accompanying consolidated balance sheet were recovered subsequent to December 31, 2000.

The Company purchases a significant portion of its local and long distance telephone line capacity, as well as its cable television capacity from three vendors. Management performs ongoing negotiations with other vendors and believes that given the competitive nature of the industry it could obtain similar agreements with other vendors.

A significant portion of the Company's revenues are derived from agreements which give the Company the right to sell telephone and cable television service to the tenants of various apartment complexes. The agreements, which expire between 2003 and 2005, require the Company to pay a commission up to 11% of telephone and cable television revenue to the applicable apartment complex owner.

Advertising

Advertising costs are expensed as incurred.

Comprehensive Income

In June 1997, the Financial Accounting Standards Board issued Statement of Financial
Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS
130 established reporting and disclosure requirements for comprehensive income and its components within the financial statements. The Company's comprehensive income components during the years ended December 31, 1999 and 2000 was not significant.

Loss Per Common Share

The Company computes net loss per share in accordance with Statement of Financial
Accounting Standards Board Statement No. 128 "Earnings per Share" ("SFAS No. 128")
and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS
No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the periods. The weighted average number of common shares outstanding during the years ended December 31, 2000 and 1999 approximated
4,118,000 and 3,313,000, respectively. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. Common stock equivalents existing at December
31, 2000 and 1999 are not included in the per share calculations because they are anti-dilutive.

The following table reflects the total number of common shares which were issued
(in the case of Convertible Debt - see Note E) or would be issued upon conversion of the following securities:

                                       87

                                                 Cumulative # of             Cumulative #
                                                  Shares as of             of Shares as of
                                                December 31, 2000         December 31, 1999

     Convertible Class A Preferred Stock            20,000,000                 20,000,000
     Stock Options                                   4,470,000                  4,420,000

Stock-Based Compensation

The Company has adopted SFAS No 123, "Accounting for Stock-Based Compensation" which requires companies to recognize as expense the fair value of all stock-based awards on the date of grant, or continue to apply the provisions of Accounting Principles
Board Opinion No.25 and provide pro-forma net income (loss) earnings per share disclosure for employee stock option grants and all other stock-based compensation as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to apply the provisions of SFAS 123.

Statement of Cash Flows

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

NOTE C - SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

During the year ended December 31, 1999, non-cash investing and financing activities were as follows:

        o    The Company acquired property and equipment of approximately $207,500 through the issuance of a note payable.

        o    100,000 shares of Class A common stock were issued as consideration for conversion of certain long-term debt having a principal balance of $100,000.

NOTE D - PROPERTY AND EQUIPMENT-NET

Property and equipment consists of the following at December 31, 2000:

                                                                 Amount

      Telecommunications equipment and computers              $  775,473
      Vehicles                                                    69,762
      Furniture, fixtures and improvements                        22,258
                                                                 867,493
      Less accumulated depreciation and amortization             305,884

      Property and equipment-net                              $  561,609
                                                              ===========

                                       88

NOTE E - STOCKHOLDERS' EQUITY

In addition to the issuance of common and preferred shares issued in connection with the acquisition of CCI, (see Note A), in 1998 the Company issued 82,000 shares of its common stock at a price of $1.00 per share pursuant to a private placement of securities.

During the year ended December 31, 2000, the Company issued 60,000 shares of its common stock in exchange for services provided to the Company. Because the fair value of the stock at the time was considered to be $1.00 per share, $60,000 has been recorded as stock-based compensation expense in the accompanying consolidated statement of operations.

During the year ended December 31, 1999, common and preferred shares were issued as follows:

Class A Common Stock

        o    855,000 shares were sold for $1.00 per share pursuant to a private placement of securities.

        o    383,852 shares were sold for $305,000 (an average of approximately
             $0.80 per share) pursuant to a private placement of securities. Because the fair value of the stock at such time was considered to be $1.00 per share, the discount of $0.20 per share, or $78,852, was recorded as stock-based compensation expense in the accompanying consolidated statement of operations.

        o    119,425 shares were issued in exchange for services provided to the
             Company. Because the fair value of the stock at the time was considered to be $1.00 per share, $119,425 has been recorded as stock-based compensation expense in the accompanying consolidated statement of operations.

        o    100,000 shares were issued as consideration for conversion of certain long-term debt having a principal balance of $100,000. In addition, the Company issued 9,084 shares to an investor as consideration for interest expense. In connection with the conversion of such debt, the
             Company has agreed to register its shares through a filing with the
             Securities and Exchange Commission and to issue additional shares to such holders if the initial opening price is below $3.00.

Class A Convertible Preferred Stock

3,000,000 shares of Class A Convertible Preferred Stock were issued to various founding stockholders and management in December 1999. Upon the occurrence of certain events, these shares are convertible into 15,000,000 shares of common stock; accordingly,
$15,000,000 of stock based compensation has been recorded as of December 31, 1999.
Conversion may occur at any time, in whole or in part up to the percentage associated with the achievement of certain future events for a period commencing on the date such event was achieved and ending on December 31, 2010.

The conversion rate is subject to proportional adjustment in the event of a stock split, stock dividend or similar recapitalization event effecting such shares. Holders of the preferred shares are not entitled to preferential dividend rights, redemption or voting rights, except as may be required by law.

                                       89

Incentive and Non-Statutory Stock Option Plan

The Board of Directors has reserved 7,500,000 shares of its common stock for issuance under its Incentive and Non-Statutory Stock Option Plan (the "Plan"). Generally,
incentive options are granted at an exercise price equal to the fair value of the
Company's common stock (as determined by the Board of Directors) at the date of grant.
In accordance with the provisions of SFAS 123, 500,000 options issued in 1999 to certain consultants for services rendered have resulted in the Company recording
$245,000 of stock-based compensation in the accompanying 1999 consolidated statement of operations.

Incentive options require two-years of continued employment before exercise, and have 20% vesting schedules thereafter, in which full vesting occurs immediately prior to the expiration of five years following the date the incentive option is granted. As such, approximately 1,750,000 of the options listed below were vested and/or exercisable at December 31, 2000.

                                                             Options Outstanding

                                                  Number of Shares     Price Per Share

   Options outstanding at December 31, 1998           3,870,000         $        0.001
      Options granted during 1999                       200,000                  0.001
      Options granted during 1999                       300,000                   0.85
      Options granted during 1999                        50,000                   1.00
      Options granted during 2000                        50,000                   1.00

   Options outstanding at December 31, 2000           4,470,000         $0.001 to 1.00
                                                  ================     ================

Each of the options expires on the earlier of the date specified in the option agreement, or the tenth anniversary of the date of grant. Any incentive option not subject to this provision is designated as being a non-statutory option. Whenever an outstanding option is terminated (other than by exercise), the shares of common stock relating to such option are to be restored to the Plan and be available for the grant of other options under the Plan.

NOTE F- LONG-TERM DEBT

Long-term debt consists of the following at December 31, 2000:

Note payable to Frontier Communications Services, Inc., bearing interest at 10% with monthly principal and interest payments of $3,500 through
March 15, 2003. The note is secured by the telecommunications equipment
purchased with the proceeds of the note.                                        $ 70,740

                                       90

Note payable to Frontier Communications Services, Inc., bearing interest at 10% with monthly principal and interest payments of $3,000 through
June 25, 2001. The note is secured by the telecommunications equipment
purchased with the proceeds of the note.                                          21,274

Unsecured note payable to stockholder, bearing interest at 8.0% and requiring monthly principal and interest installments of $682.78 through
February 23, 2011.                                                                56,280

Note payable to GST Universal, Inc. requiring interest payments only of $1,728.75 (at 10%) through May 10, 2004 at which time all principal and unpaid interest is due in full. The note is secured by the
telecommunications equipment purchased with the proceeds of the note.            207,450
                                                                                 355,744
Less current maturities                                                           65,319

Long-term debt                                                                  $290,425
                                                                               ==============

Scheduled maturities of long-term debt as of December 31, 2000 are as follows:

         Years Ending
         December 31,                           Amounts

            2001                                 $ 65,319
            2002                                   37,940
            2003                                    7,756
            2004                                  205,367
            2005                                    5,233
            Thereafter                             34,129

            Total                               $ 355,744
                                            ================

NOTE G- OTHER RELATED PARTY TRANSACTIONS

The Company periodically borrows funds from various stockholders. At December 31,
2000, there were no advances outstanding from stockholders. Such advances are unsecured, non-interest bearing and due on demand.

The Company provides billing, collection and certain other administrative services, as well as certain telephone and cable services, to Huntington Telecommunications
Partners, L.P. ("HTP"), a California limited partnership in which the Company has a 5% limited partnership interest. As consideration for such services, the Company received approximately $78,000 for the year ended December 31, 2000. Additionally, the Company sold approximately $235,500 in long distance services to HTP during the year ended December 31, 2000.

From the period August 7, 2000 through December 31, 2000, the Company collected revenues and expenses on behalf of HTP resulting in a net payable to HTP of $61,334.

                                       91

NOTE H- INCOME TAXES

During the years ended December 31, 2000 and 1999, the Company recognized losses for both financial and tax reporting purposes. Accordingly, no provision for income taxes has been included in the accompanying consolidated statements of operations.
The significant components of the Company's deferred income tax asset as of December
31, 2000, assuming an effective income tax rate of 39%, are approximately as follows:

          Stock-based  compensation                          $ 173,000
          Net operating loss carryforwards                     292,500
                                                               465,500
          Valuation allowance                                 (465,500)
          Deferred income tax asset - net                    $       0
                                                         =================

The Company established a valuation allowance to fully reserve the net deferred income tax asset as of December 31, 2000 as the realization of the asset did not meet the required asset recognition standard established by SFAS 109. As a result thereof, no benefit for income taxes has been recorded in the accompanying consolidated statement of operations.

At December 31, 2000, the Company had net operating loss carryforwards of approximately
$750,000 for income tax purposes. These carryforwards expire at various times through the year ended December 31, 2020.

NOTE I - COMMITMENTS AND CONTINGENCIES

The Company leases its operating facility under a non-cancelable operating lease.
Future minimum lease payments required are approximately as follows:

      Years Ending
      December 31,                                               Amounts

        2001                                                   $  26,300
        2002                                                      20,300

        Total                                                  $  46,600
                                                            =================

Total rent expense for 2000 and 1999 approximated $27,500 and $18,300, respectively.

The Company is also obligated under various capital leases. Future minimum lease payments required under such leases are as follows:

      Years Ending
      December 31,                                               Amounts

        2001                                                  $  96,833
        2002                                                     15,722
        Total minimum lease payments                            112,555
        Less amount representing interest                        15,229
        Present value of future minimum lease payments           97,326
        Less current maturities                                  83,129

        Capital lease obligations - net of current maturities $  14,197
                                                            ===============

                                       92

Employment Agreements

The Company has entered into five-year employment agreements with its President and
Secretary which require initial annual base salary of approximately $77,000 and
$68,000 respectively, and unless earlier terminated thereto, are subject to automatic extension for an additional period of two years. The officers' annual base salaries will be increased to $130,000 and $115,000, respectively if the Company is able to raise $1,000,000 of investment proceeds.

In addition to their annual base salary, both of the executives are entitled to amounts under an executive bonus plan in any fiscal year in which earnings before taxes and charitable contributions ("PT-PC") of the Corporation is $1,000,000 or more. Under the plan, 6% of the PT-PC is available for executive officers and an additional 6% for non-executive officers to be paid as cash bonuses no less often than annually. Through December 31, 2000, no amounts have been awarded under this plan.

Litigation

The Company was involved in certain arbitration with Personal Communications Spectrum
V; an entity in which it has a 10% ownership interest (the "Claimant"). The parties reached a settlement agreement in January 2001, whereby in exchange for full title to the Systems, the Company paid $250,000 cash. Because management believes that such consideration approximates the fair market value of the Systems no effect has been given to this proposed settlement transaction in the accompanying consolidated financial statements.

NOTE J- PROPOSED COMMON STOCK REGISTRATION

The Company has entered into an agreement to merge with Third Enterprise Service
Group, Inc. ("TESG"). Pursuant to terms of the merger, the Company's stockholders would receive an equal number of shares in TESG, and the stockholder of TESG would retain less than 5% of the Company's outstanding stock after the merger. TESG is an acquisition company with no operations or assets.

In December 1999, a registration statement was filed with the Securities and Exchange
Commission for the registration of all the Company's outstanding shares after giving effect to this merger. An amendment is expected to be filed during 2001.

NOTE K- MERGER WITH HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.
        ("HTP")

In February 2000, the Company and TESG agreed to merge with HTP. The merger agreement was signed August 7, 2000, but will not be completed until after the registration statement becomes effective. As discussed in Note G, the Company provides management and administrative services to HTP, as well as telephone and cable service.

--------------------------------------------------------------------------------

                                       93

                  HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

--------------------------------------------------------------------------------

                                                                Pages

Independent  Auditors' Report                                     95

Consolidated Financial Statements:

    Balance Sheet as of December 31, 2000                         96

    Statements of Operations for the years ended
        December 31, 2000 and 1999                                97

    Statements of Partners' Capital for the years
       ended December 31, 2000 and 1999                           98

    Statements of Cash Flows for the years ended
        December 31, 2000 and 1999                                99

    Notes to Financial Statements                                 100

--------------------------------------------------------------------------------

                                       94

INDEPENDENT AUDITORS' REPORT

To the Partners of Huntington Telecommunications Partners, L.P.:

We have audited the accompanying balance sheet of Huntington Telecommunications
Partners, L.P. (the "Partnership"), as of December 31, 2000, and the related statements of operations, partners' capital, and cash flows for the years ended 2000 and 1999.
These financial statements are the responsibility of the Partnership's management.
Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2000, and the results of its operations and its cash flows for the years ended 2000 and
1999, in conformity with accounting principles generally accepted in the United
States of America.

Kingery, Crouse & Hohl, P.A.

Tampa, Florida
April 5,  2001

                                       95

                  HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                      BALANCE SHEET AS OF DECEMBER 31, 2000

----------------------------------------------------------------------------------------------------

       ASSETS

      CURRENT ASSETS:
        Cash and cash equivalents                                               $        38,321
        Accounts receivable, net of allowance for doubtful accounts of $65,700           68,937
        Due from affiliate                                                               61,334
              Total current assets                                                      168,592

      TELECOMMUNICATIONS EQUIPMENT AND COMPUTERS
              (net of accumulated depreciation and amortization of $993,154)             80,342

        TOTAL                                                                   $       248,934
                                                                                    ==============

      LIABILITIES AND PARTNERS' CAPITAL

      CURRENT LIABILITIES-
        Accounts payable                                                        $        45,225

      PARTNERS' CAPITAL                                                                 203,709

      TOTAL                                                                     $       248,934
                                                                                    ==============

----------------------------------------------------------------------------------------------------

See notes to financial statements.

                                       96

                  HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

-----------------------------------------------------------------------------------------

                                                          2000             1999

REVENUES                                             $  708,088        $  715,063

OPERATING EXPENSES:
  Phone and cable services                              485,657           447,273
  Depreciation                                          100,357            99,907
  Administration fees - related party                    78,284           107,854
  Commissions                                            48,760            46,327
  Management fees - related party                        20,487            21,616
  Provision for bad debts                                 6,082            14,520
  Other                                                  42,261            17,746
                                                        781,888           755,243

NET LOSS                                             $  (73,800)       $  (40,180)
                                                    =============  ===============

-----------------------------------------------------------------------------------------

See notes to financial statements.

                                       97

                  HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                         STATEMENTS OF PARTNERS' CAPITAL
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

--------------------------------------------------------------------------------------------------------------------------------

                                          General Partner       Limited Partners              Total

BALANCES, DECEMBER 31, 1998              $     (179,953)        $       522,642         $     342,689

Net loss                                        (10,045)                (30,135)              (40,180)

Distributions                                         -                 (25,000)              (25,000)

BALANCES, DECEMBER 31, 1999                    (189,998)                467,507               277,509

Net loss                                        (18,450)                (55,350)              (73,800)

BALANCES, DECEMBER 31, 2000              $     (208,448)        $       412,157         $     203,709
                                        ==================    ===================    ==================

--------------------------------------------------------------------------------------------------------------------------------

See notes to financial statements.

                                       98

                  HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

--------------------------------------------------------------------------------------------------------------------------

                                                                                  2000                  1999

CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss                                                              $   (73,800)          $   (40,180)
     Adjustment to reconcile net loss to net cash (used in) provided by operating activities:
     Depreciation                                                               100,357                99,907
     Provision for bad debts                                                      6,082                14,520
     Changes in current assets and liabilities:
               Increase in accounts receivable                                   (4,094)               (5,562)
               Increase in due from affiliate                                   (61,334)                    -
               (Decrease) increase in accounts payable                           (9,798)               10,502
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                             (42,587)               79,187

CASH FLOWS FROM INVESTING ACTIVITIES-
      Purchases of property and equipment                                        (2,336)                    -

CASH FLOWS FROM FINANCING ACTIVITIES-
      Distributions to partners                                                       -               (25,000)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                            (44,923)               54,187

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                     83,244                29,057

CASH AND CASH EQUIVALENTS, END OF YEAR                                      $    38,321           $    83,244
                                                                          =================     =================

--------------------------------------------------------------------------------------------------------------------------

See notes to financial statements.

                                       99

                  HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                          NOTES TO FINANCIAL STATEMENTS
            AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

--------------------------------------------------------------------------------

NOTE A - FORMATION AND NATURE OF OPERATIONS

Huntington Telecommunications Partners, L.P. (the "Partnership") was formed as a limited partnership under the laws of the state of California on February 11, 1994.
The Partnership, which provides telephone and cable television hookups for four apartment complexes located in the cities of Fremont, Hayward, Fair Oaks and San Jose,
California, owns wiring, telephone switching equipment, and satellite reception equipment located within each apartment complex. Pursuant to applicable federal and state law, tenants have the right to use a telephone service provider other than the Partnership. Tenants do not have a right to utilize another cable television provider other than the Partnership.

The Partnership's operating and capital structure are governed by a Limited Partnership
Agreement (the "Agreement") between KBL Investment Company, L.P. ("KBL" or the "General
Partner") and various limited partners (the "Limited Partners"), who have the made capital contributions, and have partnership interests, as follows:

                                         Partnership              Capital
                                           Interest            Contributions

The General Partner                         25.0%                       -

The Limited Partners                        75.0%               $1,250,000

Pursuant to terms of the Agreement, operating and capital losses are allocated among the General and Limited Partners (collectively the "Partners") in accordance with their respective partnership interests. Operating income and capital gains are to be allocated to the Partners as follows: (1) in proportion to their partnership interests until such allocations exceed prior losses; (2) 1% to the General Partner, and 99% to Limited Partners until they have received a cumulative non-compounded
10% preferred return on their net investor capital and (3) in proportion to their respective partnership interests. The preferred return will be accounted for as a reclassification of capital between the General and Limited Partners accounts if and when the General Partner has available basis. The cumulative preferred cash return not paid and or transferred between the Partners' capital accounts approximated
$740,000 at December 31, 2000.

Cash generated from operations is distributable to the Partners in the following priority: (1) 1% to the General Partner, and 99% to Limited Partners until they have received a cumulative non-compounded 10% preferred return on their net investor capital and (2) in

                                      100

proportion to their respective partnership interests. The Agreement contains different distribution priorities if distributions result from a "Non-Terminating Capital
Transaction" (as defined), or arise from the original incurrence or refinancing of any indebtedness.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership's financial statements are prepared using the accrual method of accounting.

Revenue Recognition

Revenues are recognized in the month in which the service is provided.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ significantly from those estimates.

Financial Instruments

The Partnership believes the book value of their cash and cash equivalents, accounts receivable and accounts payable approximates their fair values due to their short-term nature.

Telecommunications Equipment and Computers

Telecommunications equipment and computers are recorded at cost. Depreciation and amortization are computed using the double declining method over the assets' estimated useful lives of seven years. Major repairs or replacements are capitalized, whereas maintenance, repairs and minor replacements are charged to operations as incurred.

Long-Lived Assets

The Partnership periodically reviews its long-lived assets for indications of impairment.
If the value of an asset is considered impaired, an impairment loss would be recognized.

                                      101

At December 31, 2000, management believes all of the Partnership's long-lived assets are recoverable.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Partnership considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Income Taxes

No provision or benefit for income taxes is included in the accompanying financial statements since taxable income or loss passes through to, and is reportable by, the Partners.

Concentrations of Credit Risk

Financial instruments that potentially subject the Partnership to significant concentrations of credit risk consist principally of receivables, which effectively arise from residents of four apartment complexes located in Northern California. The Partnership performs ongoing credit evaluations of its customers and has certain measures in place to limit the potential for significant losses. Substantially all of the net receivables included in the accompanying balance sheet were recovered subsequent to December 31, 2000.

The Partnership purchases all of its local telephone line capacity from Pacific Bell, all of its long distance line capacity from Competitive Companies, Inc. ("COCO"), a 20% partner in KBL (see Note C) and all of its cable television capacity from
Netlink International.

NOTE C - RELATED PARTY TRANSACTIONS

KBL provides management services to the Partnership. As consideration for such services,
KBL receives a monthly fee of 3% of the Partnership's revenues. The total amount expensed, and paid, under this arrangement during the year ended December 31, 2000 approximated $20,500. In addition to such fees, KBL is reimbursed for direct costs incurred on behalf of the Partnership; no such costs were incurred by, and/or reimbursed to KBL by the Partnership during the year ended December 31, 2000.

As discussed in Note B, COCO provides all of the Partnership's long distance services.
In turn, COCO purchases all of such services from Qwest Communications. Total long distance services purchased from COCO approximated $235,000 during the year ended
December 31, 2000; such amount is included in phone and cable services in the

                                      102

accompanying statement of operations.

In addition, COCO provides billing, collection and certain other administrative services, , to the Partnership. As consideration for such services, COCO received approximately $78,000 for the year ended December 31, 2000.

From the period August 7, 2000 through December 31, 2000, the COCO collected revenues and expenses on behalf of Partnership resulting in a net receivable from COCO of
$61,334.

An affiliate of the general partner provides space for the Partnership at no charge.
No value has been ascribed to such occupancy expenses in the accompanying statement of operations, as the amounts were not considered significant.

NOTE D - COMMITMENTS

The Partnership has agreements with four apartment complexes giving it the right to sell telephone and cable television service to the tenants of the apartment complexes.
Each agreement requires that the Partnership pay a commission, currently between
8% and 10% of telephone revenue and 10% of cable television revenue, to the apartment complex owner. The agreements expire between 2003 and 2005.

NOTE E - MERGER AGREEMENT

In February 2000, the Partnership, Third Enterprise Service Group, Inc. ("TESG")
and COCO agreed to merge. The merger agreement was signed August 7, 2000, but will not be completed until after the registration statement becomes effective. TESG is an acquisition Company, with no operations or assets.

-----------------------------------------------------------------------------------------

                                       103

                      Third Enterprise Service Group, Inc.
                        (A Development Stage Enterprise)

                                                                 PAGE

INDEPENDENT AUDITORS' REPORT                                      105

FINANCIAL STATEMENTS

   Balance Sheet                                                  106

   Statements of Operations                                       107

   Statements of Stockholders' Equity (Deficit)                   108

   Statements of Cash Flows                                       109

   Notes to Financial Statements                                  110

                                       104

                  [Letterhead of Kingery, Crouse & Hohl, P.A.]

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Third Enterprise Service Group, Inc.:

We have audited the accompanying balance sheet of Third Enterprise Service Group,
Inc. (the "Company"), a development stage enterprise, as of December 31, 2000, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended, and the periods April 6, 1999 (date of incorporation) to
December 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements.
An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as the overall financial statement presentation.
We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, and the periods April 6, 1999 (date of incorporation) to December 31, 1999 and 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes A and B to the financial statements, the Company is in the development stage and will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. As of the date of these financial statements, there is no assurance that the Company will be successful in its efforts to raise the necessary capital to commence its planned principal operations and/or implement its business plan.
These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note B.
The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kingery, Crouse & Hohl, P.A.

April 25, 2001
Tampa, FL

                                       105

                      Third Enterprise Service Group, Inc.
                          (A Development Stage Company)

                      BALANCE SHEET AS OF DECEMBER 31, 2000

                                     ASSETS

TOTAL ASSETS                                                                    $      -
                                                                              ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES                                                                     $      -

STOCKHOLDERS' EQUITY
   Preferred stock - no par value; authorized 50,000,000 common shares;
    no shares issued and outstanding                                                   -
   Common stock - no par value; authorized 20,000,000 common shares;
    1,000,000 shares issued and outstanding                                           79
   Additional paid-in capital                                                      7,750
   Deficit accumulated during the development stage                               (7,829)

          Total Stockholders' Equity                                                   -

Total                                                                           $      -
                                                                              ==============

          See notes to financial statements.

                                       106

                      Third Enterprise Service Group, Inc.
                        (A Development Stage Enterprise)

                            STATEMENTS OF OPERATIONS

                                                                     For the               For the
                                                                     Period                 Period
                                                                  April 6, 1999         April 6, 1999
                                               For the              (date of               (date of
                                              Year Ended         incorporation)         incorporation)
                                             December 31,        to December 31,         to December
                                                 2000                      1999             31, 2000

REVENUE                                         $        -            $        -            $        -

EXPENSES
   Consulting fees - related party                   4,000                 3,000                 7,000
   Professional fees                                   750                     -                   750
   Organization costs                                    -                    79                    79

      Total Expenses                                4,750                 3,079                 7,829

NET LOSS                                        $  (4,750)            $   (3,079)           $   (7,829)
                                            ===============     ==================     =================

Net Loss Per  Share-
       Basic and Diluted                        $    (.00)            $     (.00)           $     (.01)
                                            ===============     ==================     =================

Weighted Average Shares
    Oustanding- Basic and Diluted               1,000,000              1,000,000             1,000,000
                                            ===============     ==================     =================

              See notes to financial statements.

                                       107

                      Third Enterprise Service Group, Inc.
                        (A Development Stage Enterprise)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
        FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD APRIL 6, 1999
                  (date of incorporation) TO DECEMBER 31, 1999

                                                                                      Deficit
                                                                                    Accumulated
                                                                      Additional     During the
                                                 Common Stock          Paid-In       Development
                                              Shares       Amount      Capital          Stage        Total

Balances, April 6, 1999
  (date of  incorporation)                         -       $    -     $      -       $       -      $     -

Issuance of common stock                   1,000,000           79                            -           79

Contribution of services                                                 3,000                        3,000

 Net loss for the period April
   6, 1999 (date  of
   incorporation) to
   December 31, 1999                               -            -            -          (3,079)      (3,079)

Balances, December 31, 1999                1,000,000           79        3,000          (3,079)           -

Capital contribution                                                       750                          750

Contribution of services                                                 4,000                        4,000

Net loss for the year ended
    December 31, 2000                              -            -            -           (4,750)     (4,750)

Balances, December 31, 2000               1,000,000       $   79     $  7,750        $  (7,829)    $     -
                                        ==============   ==========  ===========    =============  ==========

See notes to financial statements

                                       108

                      Third Enterprise Service Group, Inc.
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS

                                                                   For the period  For the period
                                                                   April 6, 1999   April 6, 1999
                                                                      (date of       (date of
                                                   For the Year    incorporation)  incorporation)
                                                      Ended              to             to
                                                   December 31,     December 31,    December 31,
                                                       2000             1999               2000
Cash Flows From Operating Activities
  Net loss                                         $  (4,750)        $  (3,079)         $(7,829)
Adjustments to reconcile net loss to net
      cash used by operating activities:
  Contributed services and expenses                    4,000             3,000            7,000
       Net Cash Used by Operating
           Activities                                   (750)              (79)            (829)

Cash Flows From Financing Activities
  Issuance of common stock                                 -                79               79
  Capital contribution                                   750                 -              750

Net Cash Provided by Financing
           Activities                                    750                79              829

Net Increase (decrease) In Cash and Cash
  Equivalents                                              -                 -                -

Cash and Cash Equivalents at Beginning of
  Period                                                   -                 -                -

Cash and Cash Equivalents at End of
  Period                                           $       -         $       -          $     -
                                                 ==============    ================    ===========

Supplemental cash flow information:

Cash Paid For:
   Interest                                        $       0         $       0          $     0
                                                 ==============    ================    ===========
   Income Taxes                                    $       0         $       0          $     0
                                                 ==============    ================    ===========

         See notes to financial statements.

                                       109

                      THIRD ENTERPRISE SERVICE GROUP, INC.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Third Enterprise Service Group, Inc., f/k/a Second Enterprise Service Group, Inc.,
(the "Company") was incorporated under the laws of the state of Florida on April
6, 1999. The Company, which is considered to be in the development stage as defined in Financial Accounting Standards Board Statement No. 7, intends to investigate and, if such investigation warrants, engage in business combinations. The planned principal operations of the Company have not commenced; therefore accounting policies and procedures have not yet been established.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ from those estimates.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a net loss of approximately
$8,000 for the period April 6, 1999 (date of incorporation) to December 31, 2000 and anticipates incurring continued losses. In addition, the Company may require a significant amount of capital to commence its planned principal operations and proceed with its business plan. Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to secure an adequate amount of capital to finance its planned principal operations and/or implement its business plan.
The Company's plans include a merger and a subsequent public offering of its common stock, however there is no assurance that they will be successful in their efforts to raise capital. This factor, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                                       110

NOTE C - INCOME TAXES

During the period April 6, 1999 (date of incorporation) to December 31, 2000, the
Company recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations.

At December 31, 2000, the Company had a net operating loss carryforward of approximately
$800 for tax purposes. The carryforward will be available to offset future taxable income through the year ended December 31, 2020. The deferred income tax asset arising from this net operating loss carryforward is not recorded in the accompanying balance sheet because the Company established a valuation allowance to fully reserve such asset as its realization did not meet the required asset recognition standard established by SFAS 109.

NOTE D - RELATED PARTY TRANSACTIONS

During the period April 6, 1999 (date of incorporation) to December 31, 2000, the
Company's president provided various management and administrative services, and a portion of his home for office space, for $1,000 per quarter. These services and office space provided have been recorded as contributed capital.

NOTE E - LOSS PER SHARE

The Company computes net loss per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98").
Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. There were no common equivalent shares outstanding during the period April 6, 1999 (date of incorporation) to December 31, 2000; as such, basic and diluted net loss per share are identical.

NOTE F - PROPOSED MERGER

The Company has entered into a merger agreement with Competitive Companies, Inc.
("Coco") and Huntington Telecommunications Partners, L.P. ("HTP") which it anticipates will close in the year 2001. In conjunction with the merger the Company has agreed to effect a reverse stock split whereby the stockholder of the Company will retain
125,000 shares outstanding.

--------------------------------------------------------------------------------

                                       111

                      THIRD ENTERPRISE SERVICE GROUP, INC.

                         PROSPECTUS/CONSENT SOLICITATION

                        6,037,061 shares of common stock

COMPETITIVE COMPANIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF

ACQUISITION OF ASSETS FROM

COMPARISON OF RIGHTS OF THIRD ENTERPRISE SERVICE GROUP STOCKHOLDERS

Dealer prospectus/consent solicitation delivery obligation

Until 90 days from the date of this prospectus/consent solicitation, all dealers that effect transactions in these securities, whether or not participating in this
Offering, are required to deliver a prospectus/consent solicitation.

                                      113

PART II

        ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Florida Business Corporation Act. Section 607.0850(1) of the Florida Business
Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding
(other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection
(2), or in defense of any proceeding referred to in subsection (1) or subsection
(2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith;
(ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and
(iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 607.0850.

        Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit;
(iii) in the case of a director, a circumstance under which the liability provisions

                                      114

regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

        Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable;
(D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

        Articles and Bylaws. The Company's Articles of Incorporation and the Company's
Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

        2.1     Amended Merger Agreement*
        2.2     Asset Purchase Agreement
        3.1a    Articles of Third Enterprise
        3.11a   By-laws of Third Enterprise
        3.1b    Articles of Competitive Companies
        3.11b   By-laws of Competitive Companies
        4.1     Rights and preferences of Preferred Stock of Competitive Companies
        5.1     Legal Opinion *
        8.1     Tax Opinion
        10.01   Partnership Agreement - D Greens
        10.02   Partnership Agreement - A Gardens
        10.03   Partnership Agreement - C.Hills
        10.04   Partnership Agreement - Rollingwood
        10.05a  Partnership Agreement - Trussville
        10.5b   Supply, Services and Management Agreement Trussville
        10.06a  Acquisition agreement - GST
        10.6b   Acquistion Agreement-GST
        10.6c   Acquistion Agreement-GST
        10.07   Employment Agreement - L. Halstead
        10.08   OPEN
        10.09   Employment Agreement - DK
        10.10   Agreement with LCI Quest
        10.11   Agreement with Inet
        10.12   Sample Option Agreement - employees
        10.13   Sample Option Agreement - consultants

                                      115

        10.14   Sample Subscription Agreement - Common Stock
        10.15   Lease Agreement - Office
        10.16   CLEC License approval Letter - MS
        10.17   CLEC License approval Letter - CA
        10.18   Convertible Note - T. Baba & addendum
        10.19   Sample Note Conversion Addendum
        10.21   Master Option Agreement
        23.1    Consent of Accountants - KCH*
        23.2    Consent of Accountants - KCH*
        23.3    Consent of Accountants - KCH*
        23.5    Consent of Counsel (provided in 5.1)*

* - To be provided here within

All other Exhibits called for by Rule 601 of Regulation SB-2 are not applicable to this filing.

(1)Information pertaining to common stock is contained in Articles of Incorporation and By-Laws.

ITEM 22. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to:

1.File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        i.Include any prospectus/consent solicitation required by section 10(a)(3)
          of the Securities Act;

        ii.Reflect in the prospectus/consent solicitation any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)
           and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. iii.Include any additional or changed material information on the plan of distribution.

                                      116

2.For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.Respond to requests for information that is incorporated by reference into the prospectus/consent solicitation pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5.Supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on April 23, 2001.

                      Third Enterprise Service Group, Inc.

                      By: /s/ MICHAEL T. WILLIAMS

                      President and Principal Accounting Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                        TITLE                                          DATE

/s/  MICHAEL T. WILLIAMS.        President,  Principal Accounting Officer       April 25, 2001
                                 and Director

                                      117

                                  EXHIBIT INDEX
     Exhibit No.       Name                                               Page

     2.1               Amended Merger Agreement*                           119
     2.2               Asset Purchase Agreement
     3.1a              Articles of Third Enterprise
     3.11a             By-laws of Third Enterprise
     3.1b              Articles of Competitive Companies
     3.11b             By-laws of Competitive Companies
     4.1               Rights and preferences of Preferred Stock
                       of Competitive Companies
     5.1               Legal Opinion*                                      142
     8.2               Tax Opinion
     10.01             Partnership Agreement - D Greens
     10.02             Partnership Agreement - A Gardens
     10.03             Partnership Agreement - C.Hills
     10.04             Partnership Agreement - Rollingwood
     10.05a            Partnership Agreement - Trussville
     10.5b             Supply, Services and Management Agreement Trussville
     10.06a            Acquisition agreement - GST
     10.6b             Acquistion Agreement-GST
     10.6c             Acquistion Agreement-GST
     10.07             Employment Agreement - L. Halstead
     10.08             OPEN
     10.09             Employment Agreement - DK
     10.10             Agreement with LCI Quest
     10.11             Agreement with Inet
     10.12             Sample Option Agreement - employees
     10.13             Sample Option Agreement - consultants
     10.14             Sample Subscription Agreement - Common Stock
     10.15             Lease Agreement - Office
     10.16             CLEC License approval Letter - MS
     10.17             CLEC License approval Letter - CA
     10.18             Convertible Note - T. Baba & addendum
     10.19             Sample Note Conversion Addendum
     10.21             Master Option Agreement
     23.1              Consent of Accountants - KCH*                       143
     23.2              Consent of Accountants - KCH*                       144
     23.3              Consent of Accountants - KCH*                       145
     23.5              Consent of Counsel (provided in 5.1)*

* - To be provided here within